Exhibit 99.1

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Endurance International Group Holdings, Inc.

Burlington, Massachusetts

We have audited the accompanying consolidated balance sheets of Endurance International Group Holdings, Inc. as of December 31, 2014 and 2015 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Endurance International Group Holdings, Inc. as of December 31, 2014 and 2015, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Endurance International Group Holdings, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 29, 2016 expressed an unqualified opinion thereon.

/s/    BDO USA, LLP

Boston, Massachusetts

February 29, 2016

(except for the matters discussed in Notes 2, 9 and 19, as to which the date is November 17, 2016)

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2014	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$32,379	$33,030
Restricted cash	1,325	1,048
Accounts receivable	10,201	12,040
Deferred tax asset—short term	13,961	—
Prepaid domain name registry fees	49,605	55,793
Prepaid expenses and other current assets	13,173	15,675

Total current assets	120,644	117,586
Property and equipment—net	56,837	75,762
Goodwill	1,105,023	1,207,255
Other intangible assets—net	410,338	359,786
Investments	40,447	27,905
Prepaid domain name registry fees, net of current portion	7,957	9,884
Other assets	4,397	4,322

Total assets	$1,745,643	$1,802,500

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$8,960	$12,280
Accrued expenses	38,275	50,869
Deferred revenue	259,567	285,945
Current portion of notes payable	60,500	77,500
Current portion of capital lease obligations	3,793	5,866
Deferred consideration—short term	13,917	51,488
Other current liabilities	10,358	3,973

Total current liabilities	395,370	487,921
Long-term deferred revenue	65,850	79,682
Notes payable—long term	1,025,975	1,014,885
Capital lease obligations—long term	4,302	7,215
Deferred tax liability—long term	35,579	28,786
Deferred consideration—long term	10,722	813
Other liabilities	2,806	3,524

Total liabilities	1,540,604	1,622,826

Redeemable non-controlling interest	30,543	—
Commitments and contingencies
Stockholders’ equity:
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 130,959,113 and 132,024,558 shares issued at December 31, 2014 and December 31, 2015, respectively; 130,914,333 and 131,938,485 outstanding at December 31, 2014 and December 31, 2015, respectively	14	14
Additional paid-in capital	816,591	848,740
Accumulated other comprehensive loss	(517)	(1,718)
Accumulated deficit	(641,592)	(667,362)

Total stockholders’ equity	174,496	179,674

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$1,745,643	$1,802,500

See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Year Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2015
Revenue	$520,296	$629,845	$741,315
Cost of revenue	350,103	381,488	425,035

Gross profit	170,193	248,357	316,280

Operating expense:
Sales and marketing	117,689	146,797	145,419
Engineering and development	23,205	19,549	26,707
General and administrative	92,347	69,533	90,968

Total operating expense	233,241	235,879	263,094

Income (loss) from operations	(63,048)	12,478	53,186

Other income (expense):
Other income	—	—	5,440
Interest income	122	331	414
Interest expense	(98,449)	(57,414)	(58,828)

Total other expense—net	(98,327)	(57,083)	(52,974)

Income (loss) before income taxes and equity earnings of unconsolidated entities	(161,375)	(44,605)	212
Income tax expense (benefit)	(3,596)	6,186	11,342

Loss before equity earnings of unconsolidated entities	(157,779)	$(50,791)	$(11,130)

Equity loss of unconsolidated entities, net of tax	2,067	61	14,640

Net loss	$(159,846)	$(50,852)	$(25,770)

Net loss attributable to non-controlling interest	(659)	(8,017)	—

Net loss attributable to Endurance International Group Holdings, Inc.	$(159,187)	$(42,835)	$(25,770)

Comprehensive loss:
Foreign currency translation adjustments	(55)	(462)	(1,281)
Unrealized gain on cash flow hedge, net of taxes of $0, $0 and $46 for the years ended December 31, 2013, 2014 and 2015	—	—	80

Total comprehensive loss	$(159,242)	$(43,297)	$(26,971)

Net loss per share attributable to Endurance International Group Holdings, Inc.—basic and diluted	$(1.55)	$(0.34)	$(0.20)

Weighted-average number of common shares used in computing net loss per share attributable to Endurance International Group Holdings, Inc.—basic and diluted	102,698,773	127,512,346	131,340,557

See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stock- holders’ Equity
	Number	Amount
Balance—December 31, 2012	96,745,992	$10	$509,715	$—	$(439,570)	$70,155
Issuance of common stock in connection with initial public offering, net of issuance costs of $18,219,271	21,051,000	2	234,391	—	—	234,393
Fractional share payment	(47)	—	(1)	—	—	(1)
Vesting of restricted shares	6,971,595	1	(1)	—	—	—
Common stock returned to the Company	(1,996)	—	—	—	—	—
Retirement of treasury stock	—	—	(24)	—	—	(24)
Non-controlling interest accretion	—	—	(123)	—	—	(123)
Other comprehensive loss	—	—	—	(55)	—	(55)
Net loss	—	—	(659)	—	(159,187)	(159,846)
Stock-based compensation	—	—	10,763	—	—	10,763

Balance—December 31, 2013	124,766,544	$13	$754,061	$(55)	$(598,757)	$155,262

Vesting of restricted shares	866,820	1	(1)	—	—	—
Exercise of stock options	11,390	—	137	—	—	137
Shares issued in connection with acquisitions	2,269,579	—	27,235	—	—	27,235
Shares issued in follow-on offering, net of issuance costs of $2,405,176	3,000,000	—	41,095	—	—	41,095
Non-controlling interest accretion	—	—	(13,962)	—	—	(13,962)
Other comprehensive loss	—	—	—	(462)	—	(462)
Net loss	—	—	(8,017)	—	(42,835)	(50,852)
Stock-based compensation	—	—	16,043	—	—	16,043

Balance—December 31, 2014	130,914,333	$14	$816,591	$(517)	$(641,592)	$174,496

Vesting of restricted shares	838,809	—	—	—	—	—
Exercise of stock options	185,343	—	2,224	—	—	2,224
Other comprehensive loss	—	—	—	(1,201)	—	(1,201)
Net loss	—	—	—	—	(25,770)	(25,770)
Stock-based compensation	—	—	29,925	—	—	29,925

Balance—December 31, 2015	131,938,485	$14	$848,740	$(1,718)	$(667,362)	$179,674

See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2015
Cash flows from operating activities:
Net loss	$(159,846)	$(50,852)	$(25,770)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	18,615	30,956	34,010
Amortization of other intangible assets from acquisitions	105,915	102,723	91,057
Amortization of deferred financing costs	2,768	83	82
Amortization of net present value of deferred consideration	1,590	183	1,264
Stock-based compensation	10,763	16,043	29,925
Deferred tax expense (benefit)	(4,777)	3,640	7,120
(Gain) loss on sale of assets	309	(168)	(155)
Gain from unconsolidated entities	—	—	(5,440)
Loss of unconsolidated entities	2,067	61	14,640
Dividend from minority interest	—	167	—
(Gain) loss from change in deferred consideration	(466)	384	1,174
Financing costs expensed	10,833	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,075)	(691)	(1,659)
Prepaid expenses and other current assets	(7,147)	(25,675)	(13,187)
Accounts payable and accrued expenses	2,020	(1,615)	9,926
Deferred revenue	51,047	67,654	34,241

Net cash provided by operating activities	32,616	142,893	177,228

Cash flows from investing activities:
Businesses acquired in purchase transaction, net of cash acquired	(38,659)	(93,698)	(97,795)
Purchases of property and equipment	(33,523)	(23,904)	(31,243)
Cash paid for minority investment	—	(34,140)	(8,475)
Proceeds from sale of property and equipment	54	94	93
Proceeds note receivable	—	—	3,454
Proceeds from sale of assets	23	100	191
Purchases of intangible assets	(751)	(200)	(76)
Net (deposits) and withdrawals of principal balances in restricted cash accounts	(231)	433	50

Net cash used in investing activities	(73,087)	(151,315)	(133,801)

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2015
Cash flows from financing activities:
Proceeds from issuance of term loan	1,145,000	—	—
Repayment of term loan	(1,212,625)	(10,500)	(10,500)
Proceeds from borrowing of revolver	57,000	150,000	147,000
Repayment of revolver	(72,000)	(100,000)	(130,000)
Payment of financing costs	(12,552)	(53)	—
Payment of deferred consideration	(55,635)	(98,318)	(14,991)
Payment of redeemable non-controlling interest liability	—	(4,190)	(30,543)
Principal payments on capital lease obligations	—	(3,608)	(4,822)
Proceeds from exercise of stock options	—	137	2,224
Proceeds from issuance of common stock	252,612	43,500	—
Issuance costs of common stock	(17,512)	(2,904)	—

Net cash provided by (used in) financing activities	84,288	(25,936)	(41,632)

Net effect of exchange rate on cash and cash equivalents	(247)	(78)	(1,144)

Net increase (decrease) in cash and cash equivalents	43,570	(34,436)	651
Cash and cash equivalents:
Beginning of period	23,245	66,815	32,379

End of period	$66,815	$32,379	$33,030

Supplemental cash flow information:
Interest paid	$100,856	$57,418	$57,338
Income taxes paid	$1,502	$2,615	$4,510
Supplemental disclosure of non-cash financing activities:
Shares issued in connection with the acquisition of Directi	$—	$27,235	$—
Assets acquired under capital lease	$—	$11,704	$9,795

See accompanying notes to consolidated financial statements.

Endurance International Group Holdings, Inc.

Notes to Consolidated Financial Statements

1. Nature of Business

Formation and Nature of Business

Endurance International Group Holdings, Inc., (“Holdings”) is a Delaware corporation which together with its wholly owned subsidiary company, EIG Investors Corp. (“EIG Investors”), its primary operating subsidiary company, The Endurance International Group, Inc. (“EIG”), and other subsidiary companies of EIG, collectively form the “Company”. The Company is a leading provider of cloud-based platform solutions designed to help small- and medium-sized businesses succeed online.

EIG and EIG Investors were incorporated in April 1997 and May 2007, respectively, and Holdings was originally formed as a limited liability company in October 2011 in connection with the acquisition by investment funds and entities affiliated with Warburg Pincus and Goldman, Sachs & Co. on December 22, 2011 of a controlling interest in EIG Investors, EIG and EIG’s subsidiary companies. On November 7, 2012, Holdings reorganized as a Delaware limited partnership and on June 25, 2013, Holdings converted into a Delaware C-corporation and changed its name to Endurance International Group Holdings, Inc.

Stock Split and Restated Certificate of Incorporation

On October 23, 2013, immediately after giving effect to a 105,187.363-for-one stock split, the Company had 105,187,363 shares of common stock issued and outstanding. After giving effect to the Company’s restated certificate of incorporation filed on October 23, 2013, the Company’s authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.

Corporate Reorganization

Pursuant to the terms of a corporate reorganization that was completed following the stock split and prior to the completion of the Company’s initial public offering, as described below, the former direct owner of Holdings, a limited partnership, was dissolved and in liquidation distributed the shares of the Company’s common stock to its limited partners. The distribution of common stock to the limited partners was determined by the value each partner would have received under the distribution provisions of the limited partnership agreement, valued by reference to the initial public offering price.

All share data in the consolidated financial statements retroactively reflects the shares of the Company’s common stock after giving effect to the 105,187.363-for-one stock split and the filing of the restated certificate of incorporation.

Initial Public Offering

On October 30, 2013, the Company closed an initial public offering (“IPO”) of its common stock, which resulted in the sale of 21,051,000 shares of its common stock at a public offering price of $12.00 per share. The offering resulted in gross proceeds to the Company of $252.6 million and net proceeds to the Company of $232.1 million after deducting underwriting discounts, commissions and offering expenses payable by the Company. Offering expenses include both capitalized and non-capitalized expenses.

Follow-on Offerings

On November 26, 2014, the Company closed a follow-on offering of its common stock, in which the Company sold 3,000,000 shares of its common stock at a public offering price of $14.50 per share and selling stockholders sold 10,000,000 shares of common stock. The underwriters also exercised their overallotment option to purchase an additional 1,950,000 shares of common stock from the selling stockholders. The Company did not receive any proceeds from the sale of shares by the selling stockholders. The follow-on offering resulted in gross proceeds to the Company of $43.5 million and net proceeds to the Company of $41.1 million after deducting underwriting discounts and commissions of $1.7 million and other estimated offering expenses of approximately $0.7 million payable by the Company. The Company incurred an additional $0.3 million of offering expenses on behalf of the selling stockholders, which was included in general and administrative expense in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2014.

On March 11, 2015, the Company closed a follow-on offering of its common stock, in which selling stockholders sold 12,000,000 shares of common stock at a public offering price of $19.00 per share. The underwriter also exercised its overallotment option to purchase an additional 1,800,000 shares of common stock from the selling stockholders. The Company did not receive any proceeds from the sale of shares by the selling stockholders. The Company incurred $0.7 million of offering expenses on behalf of the selling stockholders, which was included in general and administrative expense in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2015.

2. Summary of Significant Accounting Policies

Basis of Preparation

The accompanying consolidated financial statements, which include the accounts of the Company and its subsidiaries, have been prepared using accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated on consolidation. The Company has reviewed the criteria of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 280-10, Segment Reporting, and determined that the Company is comprised of only one segment for reporting purposes.

Use of Estimates

U.S. GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates, judgments and assumptions used in preparing the accompanying consolidated financial statements are based on the relevant facts and circumstances as of the date of the consolidated financial statements. Although the Company regularly assesses these estimates, judgments and assumptions used in preparing the consolidated financial statements, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known. The more significant estimates reflected in these consolidated financial statements include estimates of fair value of assets acquired and liabilities assumed under purchase accounting related to the Company’s acquisitions and when evaluating goodwill and long-lived assets for potential impairment, the estimated useful lives of intangible and depreciable assets, revenue recognition for multiple-element arrangements, stock-based compensation, contingent consideration, derivative instruments, certain accruals, reserves and deferred taxes.

Cash Equivalents

Cash and cash equivalents include all highly liquid investments with remaining maturities of three months or less at the date of purchase.

Restricted Cash

Restricted cash is composed of certificates of deposits and cash held by merchant banks and payment processors, which provide collateral against any charge-backs, fees, or other items that may be charged back to the Company by credit card companies and other merchants.

Accounts Receivable

Accounts receivable is primarily composed of cash due from credit card companies for unsettled transactions charged to subscribers’ credit cards. As these amounts reflect authenticated transactions that are fully collectible, the Company does not maintain an allowance for doubtful accounts. The Company also accrues for earned referral fees and commissions, which are governed by reseller or affiliate agreements, when the amount is reasonably estimable.

Prepaid Domain Name Registry Fees

Prepaid domain name registry fees represent amounts that are paid in full at the time a domain is registered by one of the Company’s registrars on behalf of a customer. The registry fees are recognized on a straight-line basis over the term of the domain registration period.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable and certain accrued expenses, approximate their fair values due to their short maturities. The carrying amount of the Company’s contingent consideration is recorded at fair value. The fair value of the Company’s notes payable is based on the borrowing rates currently available to the Company for debt with similar terms and average maturities and approximate their carrying value.

Derivative Instruments and Hedging Activities

FASB ASC 815, Derivatives and Hedging (“ASC 815”), provides the disclosure requirements for derivatives and hedging activities with the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how the entity accounts for derivative instruments and related hedged items, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Further, qualitative disclosures are required that explain the Company’s objectives and strategies for using derivatives, as well as quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

As required by ASC 815, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Company may enter into derivative contracts that are intended to economically hedge certain of its risk, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

In accordance with the FASB’s fair value measurement guidance in ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Concentrations of Credit and Other Risks

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Cash and cash equivalents are maintained at accredited financial institutions, and PayPal balances are at times without and in excess of federally insured limits. The Company has never experienced any losses related to these balances and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

For the years ended December 31, 2013, 2014 and 2015, no subscriber represented 10% or more of the Company’s total revenue.

Property and Equipment

Property and equipment is recorded at cost or fair value if acquired in an acquisition. The Company also capitalizes the direct costs of constructing additional computer equipment for internal use, as well as upgrades to existing computer equipment which extend the useful life, capacity or operating efficiency of the equipment. Capitalized costs include the cost of materials, shipping and taxes. Materials used for repairs and maintenance of computer equipment are expensed and recorded as a cost of revenue. Materials on hand and construction-in-process are recorded as property and equipment. Assets recorded under capital lease are depreciated over the lease term. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets as follows:

Building	Thirty-five years
Software	Two to three years
Computers and office equipment	Three years
Furniture and fixtures	Five years
Leasehold improvements	Shorter of useful life or remaining term of the lease

Software Development Costs

The Company accounts for software development costs for internal use software under the provisions of ASC 350-40, “Internal-Use Software”. Accordingly, certain costs to develop internal-use computer software are capitalized, provided these costs are expected to be recoverable. During the years ended December 31, 2013, 2014 and 2015, the Company capitalized internal-use software development costs of $1.2 million, $5.4 million and $5.5 million, respectively.

Investments

The Company has minority investments in several privately-held companies. Investments in privately-held companies, in which the Company has a voting interest between 20% and 50% and exercises significant influence are accounted for using the equity method of accounting. Under this method, the investment balance, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the investee company as they occur, limited to the extent of the Company’s investment in, advances to and commitments for the investee. The Company’s share of net earnings or losses of the investee are reflected in equity losses of unconsolidated entities, net of tax, in the Company’s accompanying consolidated statements of operations. Investments in which the Company has a voting interest of less than 20% and over which it does not have significant influence are accounted for under the cost method of accounting.

The Company assesses the need to record impairment losses on its investments and records such losses when the impairment of an investment is determined to be other than temporary in nature. On October 31, 2013 the Company reduced its 50% voting interest in one of the minority investments to 40% and recorded a $2.6 million impairment charge (see Note 8).

Goodwill

Goodwill relates to amounts that arose in connection with the Company’s various business combinations and represents the difference between the purchase price and the fair value of the identifiable intangible and tangible net assets when accounted for using the purchase method of accounting. Goodwill is not amortized, but is subject to periodic review for impairment. Events that would indicate impairment and trigger an interim impairment assessment include, but are not limited to, current economic and market conditions, including a decline in the equity value of the business, a significant adverse change in certain agreements that would materially affect reported operating results, business climate or operational performance of the business and an adverse action or assessment by a regulator. Additionally, the reorganization or change in the number of reporting units could result in the reassignment of Goodwill between reporting units and may trigger an impairment assessment.

In accordance with ASC 350, Intangibles—Goodwill and Other, or ASC 350, the Company is required to review goodwill by reporting unit for impairment at least annually or more often if there are indicators of impairment present. Under U.S. GAAP, a reporting unit is either the equivalent of, or one level below, an operating segment. The Company has determined it operates in one segment and its entire business represents one reporting unit. Historically, the Company has performed its annual impairment analysis during the fourth quarter of each year. The provisions of ASC 350 require that a two-step impairment test be performed for goodwill. In the first step, the Company compares the fair value of its reporting unit to which goodwill has been allocated to its carrying value. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that reporting unit, goodwill is considered not impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then the Company would record an impairment loss equal to the difference.

The Company assesses fair value based on current market capitalization. As of December 31, 2014 and, 2015, the fair value of the Company’s reporting unit exceeded the carrying value of the reporting unit’s net assets. Therefore, no impairment existed as of those dates.

Determining the fair value of a reporting unit, if applicable, requires the Company to make judgments and involves the use of significant estimates and assumptions. These estimates and assumptions relate to, among other things, revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions and determination of appropriate market comparables. The Company bases its fair value estimates on assumptions it believes to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.

The Company had goodwill of $1,105.0 million and $1,207.3 million as of December 31, 2014 and 2015, respectively, and no impairment charges have been recorded.

Long-Lived Assets

The Company’s long-lived assets consist primarily of intangible assets, including acquired subscriber relationships, trade names, intellectual property, developed technology, domain names available for sale and in-process research and development (“IPR&D”). The Company also has long-lived tangible assets, primarily consisting of property and equipment. The majority of the Company’s intangible assets are recorded in connection with its various acquisitions. The Company’s intangible assets are recorded at fair value at the time of their acquisition. The Company amortizes intangible assets over their estimated useful lives.

Determination of the estimated useful lives of the individual categories of intangible assets is based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with finite lives is recognized in accordance with their estimated projected cash flows.

The Company evaluates long-lived intangible and tangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present and undiscounted future cash flows are less than the carrying amount, the fair value of the assets is determined and compared to the carrying value. If the fair value is less than the carrying value, then the carrying value of the asset is reduced to the estimated fair value and an impairment loss is charged to expense in the period the impairment is identified. No such impairment losses have been identified for the years ended December 31, 2013, 2014 and 2015.

Indefinite life intangible assets include domain names that are available for sale which are recorded at cost to acquire. These assets are not being amortized and are being tested for impairment annually and whenever events or changes in circumstance indicate that their carrying value may not be recoverable. When a domain name is sold, the Company records the cost of the domain in cost of revenue.

Acquired In-Process Research and Development (IPR&D)

Acquired IPR&D represents the fair value assigned to research and development assets that the Company acquires that have not been completed at the date of acquisition. The acquired IPR&D is capitalized as an intangible asset and reviewed on a quarterly basis to determine future use. Any impairment loss of the acquired IPR&D is charged to expense in the period the impairment is identified. No such impairment losses have been identified for the years ended December 31, 2013, 2014 and 2015. Upon commercialization, the acquired fair value of the IPR&D will be amortized over its estimated useful life.

During 2014 the Company capitalized $4.6 million of IPR&D in connection with its acquisition of WebZai, Ltd. (“Webzai”). During the year ended December 31, 2015 $3.2 million was reclassified to developed technology as of December 31, 2015 and is being amortized over the estimated useful life of 4.0 years. During 2014, the Company did not capitalize any IPR&D in connection with its acquisitions of the web presence business of Directi (“Directi”), the domain name business, the assets of the BuyDomains business of Name Media, Inc. (“BuyDomains”) and the assets of Arvixe LLC (“Arvixe”). During 2015, the Company did not capitalize any IPR&D in connection with its acquisitions of the assets of the U.S. retail portion of the Verio business of NTT America, Inc. (“Verio”), the assets of World Wide Web Hosting, LLC (“WWWH”), the assets of Ace Data Centers, Inc. (“Ace DC”) and the ownership interests in Ace Holdings, LLC (“Ace Holdings”), (these acquired assets and ownership interests, collectively, “Ace”) and the assets of Ecommerce, LLC, (“Ecommerce”).

Revenue Recognition

The Company generates revenue primarily from selling subscriptions for cloud-based products and services. The subscriptions are similar across all of the Company’s brands and are provided under contracts pursuant to which the Company has ongoing obligations to support the subscriber. These contracts are generally for service periods of up to 36 months and typically require payment in advance. The Company recognizes the associated revenue ratably over the service period, whether the associated revenue is derived from a direct subscriber or through a reseller. Deferred revenue represents the liability to subscribers for advance billings for services not yet provided and the fair value of the assumed liability outstanding for subscriber relationships purchased in an acquisition.

The Company sells domain name registrations that provide a subscriber with the exclusive use of a domain name. These domains are primarily obtained by one of the Company’s registrars on the subscriber’s behalf, or to a lesser extent by the Company from third-party registrars on the subscriber’s behalf. Domain registration fees are non-refundable.

Revenue from the sale of a domain name registration by a registrar within the Company is recognized ratably over the subscriber’s service period as the Company has the obligation to provide support over the domain term. Revenue from the sale of a domain name registration purchased by the Company from a third-party registrar is recognized when the subscriber is billed on a gross basis as there are no remaining Company obligations once the sale to the subscriber occurs, and the Company has full discretion on the sales price and bears all credit risk.

Revenue from the sale of premium domains is recognized when persuasive evidence of an arrangement to sell such domains exists, delivery of an authorization key to access the domain name has occurred, the fee for the sale of the premium domain is fixed or determinable, and collection of the fee for the sale of the premium domain is deemed probable.

Revenue from the sale of non-term based applications and services, such as certain online security products and professional technical services, referral fees and commissions, is recognized when the product is purchased, the service is provided or the referral fee or commission is earned, respectively.

A substantial amount of the Company’s revenue is generated from transactions that are multiple-element service arrangements that may include hosting plans, domain name registrations, and other cloud-based products and services.

The Company follows the provisions of the FASB, Accounting Standards Update (“ASU”) No. 2009-13 (“ASU 2009-13”), Revenue Recognition (Topic 605), Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force and allocates revenue to each deliverable in a multiple-element service arrangement based on its respective relative selling price.

Under ASU 2009-13, to treat deliverables in a multiple-element service arrangement as separate units of accounting, the deliverables must have standalone value upon delivery. If the deliverables have standalone value upon delivery, the Company accounts for each deliverable separately. Hosting services, domain name registrations, cloud-based products and services have standalone value and are often sold separately.

When multiple deliverables included in a multiple-element service arrangement are separated into different units of accounting, the total transaction amount is allocated to the identified separate units based on a relative selling price hierarchy. The Company determines the relative selling price for a deliverable based on vendor specific objective evidence (“VSOE”) of fair value, if available, or best estimate of selling price (“BESP”), if VSOE is not available. The Company has determined that third-party evidence of selling price (“TPE”) is not a practical alternative due to differences in its multi-brand offerings compared to competitors and the lack of availability of relevant third-party pricing information. The Company has not established VSOE for its offerings due to lack of pricing consistency, the introduction of new products, services and other factors. Accordingly, the Company generally allocates revenue to the deliverables in the arrangement based on the BESP. The Company determines BESP by considering its relative selling prices, competitive prices in the marketplace and management judgment; these selling prices, however, may vary depending upon the particular facts and circumstances related to each deliverable. The Company analyzes the selling prices used in its allocation of transaction amount, at a minimum, on a quarterly basis. Selling prices are analyzed on a more frequent basis if a significant change in our business necessitates a more timely analysis.

The Company maintains a reserve for refunds and chargebacks related to revenue that has been recognized and is expected to be refunded. The Company had a refund and chargeback reserve of $0.6 million and $0.5 million as of December 31, 2014 and 2015, respectively. The portion of deferred revenue that is expected to be refunded at December 31, 2014 and 2015 was $2.2 million and $1.8 million, respectively. Based on refund history, a significant majority of refunds happen in the same fiscal month that the customer contract starts or renews. Approximately 80% of all refunds happen in the same fiscal month that the contract starts or renews, and approximately 92% of all refunds happen within 45 days of the contract start or renewal date.

Direct Costs of Revenue

The Company’s direct costs of revenue include only those costs directly incurred in connection with the provision of its cloud-based products and services. The direct costs of registering domain names with registries are spread over the terms of the arrangement and the cost of reselling domains of other third-party registrars are expensed as incurred. Cost of revenue includes depreciation on data center equipment and support infrastructure and amortization expense related to the amortization of long-lived intangible assets.

Engineering and Development Costs

Engineering and development costs incurred in the development and maintenance of the Company’s technology infrastructure are expensed as incurred.

Sales and Marketing Costs

The Company engages in sales and marketing through various online marketing channels, which include affiliate and search marketing as well as online partnerships. The Company expenses sales and marketing costs as incurred. For the years ended December 31, 2013, 2014 and 2015, the Company’s sales and marketing costs were $117.7 million, $146.8 million and $145.4 million, respectively.

Foreign Currency

The Company has sales in a number of foreign currencies. In 2013, the Company commenced operations in foreign locations which report in the local currency. The assets and liabilities of the Company’s foreign locations are translated into U.S. dollars at current exchange rates as of the balance sheet date, and revenues and expenses are translated at average monthly exchange rates. The resulting translation adjustments are recorded as a separate component of stockholders’ equity and have not been material. Foreign currency transaction gains and losses relate to the settlement of assets or liabilities in another currency.

Foreign currency transaction losses were $1.2 million, $0.8 million and $1.9 million during the years ended December 31, 2013, 2014 and 2015, respectively. These amounts are recorded in general and administrative expense in the Company’s consolidated statements of operations and comprehensive loss.

Income Taxes

Income taxes are accounted for in accordance with ASC 740, Accounting for Income Taxes, or ASC 740. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is more likely than not to be realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. There were no unrecognized tax benefits in the years ended December 31, 2013, 2014 and 2015.

The Company records interest related to unrecognized tax benefits in interest expense and penalties in operating expenses. During the years ended December 31, 2013, 2014 and 2015, the Company did not recognize any interest and penalties related to unrecognized tax benefits.

Stock-Based Compensation

The Company may issue restricted stock units, restricted stock awards and stock options which vest upon the satisfaction of a performance condition and/ or a service condition. The Company follows the provisions of ASC 718, Compensation—Stock Compensation, or ASC 718, which requires employee stock-based payments to be accounted for under the fair value method. Under this method, the Company is required to record compensation cost based on the estimated fair value for stock-based awards granted over the requisite service periods for the individual awards, which generally equals the vesting periods; net of estimated forfeitures. The Company uses the straight-line amortization method for recognizing stock-based compensation expense. In addition, for stock-based awards where vesting is dependent upon achieving certain performance goals, the Company estimates the likelihood of achieving the performance goals against established performance targets.

The Company estimates the fair value of employee stock options on the date of grant using the Black-Scholes option-pricing model, which requires the use of highly subjective estimates and assumptions. For restricted stock awards granted, the Company estimates the fair value of each restricted stock award based on the closing trading price of its common stock on the date of grant.

Net Loss per Share

The Company considered ASC 260-10, Earnings per Share, or ASC 260-10, which requires the presentation of both basic and diluted earnings per share in the consolidated statements of operations and comprehensive loss. The Company’s basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding for the period, and, if there are dilutive securities, diluted income per share is computed by including common stock equivalents which includes shares issuable upon the exercise of stock options, net of shares assumed to have been purchased with the proceeds, using the treasury stock method.

The Company’s potentially dilutive shares of common stock are excluded from the diluted weighted-average number of shares of common stock outstanding as their inclusion in the computation would be anti-dilutive due to net losses. For the years ended December 31, 2013, 2014 and 2015, all non-vested shares granted prior to the Company’s IPO in October 2013, stock options, restricted stock awards and restricted stock units were excluded from the calculation of diluted earnings per share as their inclusion would have been anti-dilutive as a result of the net losses for these periods.

	For the Year Ended December 31,
	2013	2014	2015
	(in thousands, except share amounts and per share data)
Computation of basic and diluted net loss per share:
Net loss attributable to Endurance International Group Holdings, Inc.	$(159,187)	$(42,835)	$(25,770)

Net loss per share attributable to Endurance International Group Holdings, Inc.:
Basic and diluted	$(1.55)	$(0.34)	$(0.20)

Weighted average number of common shares used in computing net loss per share attributable to Endurance International Group Holdings, Inc.:
Basic and diluted	102,698,773	127,512,346	131,340,557

Guarantees

The Company has the following guarantees and indemnifications:

In connection with its acquisitions of companies and assets from third parties, the Company may provide indemnification or guarantees to the sellers in the event of damages for breaches or other claims covered by such agreements.

In connection with various vendor contracts, including those by which a product or service of a third party is offered to subscribers of the Company, standard guaranty of subsidiary obligations and indemnification obligations exist.

As permitted under Delaware and other applicable law, the Company’s charter and by-laws and those of its subsidiary companies provide that the Company shall indemnify its officers and directors for certain liabilities, including those incurred by reason of the fact that the officer or director is, was, or has agreed to serve as an officer or director of the Company. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited.

The Company leases office space and equipment under various operating leases. The Company has standard indemnification arrangements under these leases that require the Company to indemnify the lessor against losses, liabilities and claims incurred in connection with the premises or equipment covered by the Company’s lease agreements, the Company’s use of the premises, property damage or personal injury and breach of the agreement.

Through December 31, 2015, the Company had not experienced any losses related to these indemnification obligations and no claims with respect thereto were outstanding. The Company does not expect significant claims related to these indemnification obligations and consequently concluded that the fair value of these obligations is negligible and no related liabilities were established.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), or ASU 2014-09, which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which the entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgments and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. In July 2015, the FASB approved a one-year deferral of the effective date to January 1, 2018, with early adoption to be permitted as of the original effective date of January 1, 2017. Once this standard becomes effective, companies may use either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). The Company is currently evaluating the impact of its pending adoption of ASU 2014-09 on its consolidated financial statements and has not yet determined the method by which it will adopt the standard.

In February 2015, the FASB issued ASU No. 2015-02, Amendments to the Consolidation Analysis, or ASU 2015-02. This new guidance provides a revised consolidation model that reporting entities use to evaluate partnerships and similar entities, evaluate service providers and decision makers as they relate to a variable interest entity, referred to as a VIE, and examine how related party interests in a VIE can affect the consolidation of that VIE. ASU 2015-02 is effective for annual reporting periods beginning after December 15, 2015 with early adoption permitted. The Company believes the adoption of ASU 2015-02 does not have a material impact on its consolidated financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest, Simplifying the Presentation of Debt Issuance Costs, or ASU 2015-03. This new guidance changes the balance sheet presentation for deferred financing costs from being presented as an asset to being a deduction from the related recognized liability. The Company adopted ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Cost, beginning on January 1, 2016, and retrospectively for all periods presented. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The unamortized value of deferred financing costs associated with our revolving credit facility were not affected by the ASU and continue to be presented as an asset on the Company’s consolidated balance sheets.

In April 2015, the FASB issued ASU No. 2015-05, Intangibles Goodwill and Other—Internal Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. This new guidance will help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement by providing guidance as to whether an arrangement includes the sale or license of software. ASU 2015-05 is effective for annual reporting periods beginning after December 15, 2015. The Company believes the adoption of ASU 2015-05 does not have a material impact on its consolidated financial statements.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This new guidance requires an acquirer to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The acquirer needs to record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization or other income effects, if any, as a result of the provisional amounts, calculated as if the accounting had been completed as of the acquisition date. ASU 2015-16 is effective for annual reporting periods beginning after December 15, 2015. The Company believe the adoption of ASU 2015-16 does not have a material effect on its accounting processes, however the ASU will affect its disclosures as the Company is required to disclose the adjustments made during the measurement period and their effect on the period’s earnings.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes, or ASU 2015-17. This new guidance requires that deferred tax liabilities and assets be classified as noncurrent in the balance sheet, in order to simplify the presentation of deferred income taxes. ASU 2015-17 is effective for annual reporting periods beginning after December 15, 2016. The Company believes the adoption of ASU 2015-17 will not have a material impact on its consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of its pending adoption of the new standard on its consolidated financial statements.

3. Acquisitions

The Company accounts for the acquisitions of businesses using the purchase method of accounting. The Company allocates the purchase price to the tangible and identifiable intangible assets and liabilities assumed based on their estimated fair values. Purchased identifiable intangible assets typically include subscriber relationships, trade names, domain names held for sale, developed technology and IPR&D. The methodologies used to determine the fair value assigned to subscriber relationships and domain names held for sale are typically based on the excess earnings method that considers the return received from the intangible asset and includes certain expenses and also considers an attrition rate based on the Company’s internal subscriber analysis and an estimate of the average life of the subscribers. The fair value assigned to trade names is typically based on the income approach using a relief from royalty methodology that assumes that the fair value of a trade name can be measured by estimating the cost of licensing and paying a royalty fee for the trade name that the owner of the trade name avoids. The fair value assigned to developed technology typically uses the cost approach. The fair value assigned to IPR&D is based on the cost approach. If applicable, the Company estimates the fair value of contingent consideration payments in determining the purchase price. The contingent consideration is then adjusted to fair value in subsequent periods as an increase or decrease in current earnings in general and administrative expense in the consolidated statements of operations.

Acquisitions—2013

During the year ended December 31, 2013, the Company made three small acquisitions. Under the terms of the purchase agreements, the Company acquired all of the outstanding shares of each entity for an aggregate purchase price of $5.4 million in cash plus deferred consideration payable of $5.5 million. The Company had estimated the fair value of the contingent deferred consideration of one acquisition to be $2.7 million. A full and final payment was subsequently made prior to December 31, 2013 for $2.0 million. The balance of the estimated earn-out payment of $0.7 million was written-down and recorded as an increase in earnings in general and administrative expense in the consolidated statements of operations for the year ended December 31, 2013. The deferred consideration of $2.8 million for one of the other acquisitions is payable three years after the acquisition date and was recorded as a long-term liability at December 31, 2014 and is recorded as a short-term liability at December 31, 2015. The purchase price of these acquisitions was allocated to long-lived intangible assets of $5.4 million and goodwill of $7.3 million.

During the year ended December 31, 2013, the Company made an initial investment of $8.8 million to acquire a 17.5% interest in a privately-held company based in the United Kingdom, JDI Backup Ltd. The agreement provided for the acquisition of additional equity interests from the shareholders of the non-controlling interest (“NCI”). In particular, it provided for a call option allowing the Company to acquire an additional equity interest during pre-specified call periods and a put option (only if the call option is exercised), for the then non-controlling interest shareholders (“NCI shareholders”) to put the remaining equity interest to the Company within pre-specified put periods, provided that the call option had been exercised during the appropriate call periods. In the fourth quarter of 2013, the Company exercised the call option in full for an additional $22.2 million in cash to acquire a controlling interest in JDI Backup.

Under the put option, the NCI shareholders can put their shares to the Company at a price calculated at the time of the exercise of the put option, subject to a minimum of $24.0 million. As the NCI is subject to a put option that is outside the control of the Company, it is deemed redeemable non-controlling interest and not recorded in permanent equity, and is being presented as mezzanine redeemable non-controlling interest on the consolidated balance sheet, and is subject to the SEC guidance under ASC 480-10-S99, Accounting for Redeemable Equity Securities.

Upon the exercise of the call option, the Company estimated the fair value of the assets and liabilities in accordance with the guidance for business combinations, and estimated that the value of the redeemable non-controlling interest on December 11, 2013 was $20.6 million. The difference between the initial fair value of the redeemable non-controlling interest and the value expected to be paid upon exercise of the put option is being accreted over the period commencing December 11, 2013, and up to the end of the first put option period, which commences on the eighteen-month anniversary of the acquisition date. During the year ended December 31, 2014, the Company paid $4.2 million to increase its investment in JDI Backup and entered into an amendment to the put option with the NCI shareholders, which proportionately reduced the value expected to be paid upon exercise. Adjustments to the carrying amount of the redeemable non-controlling interest are charged to additional paid-in capital. The estimated value of the redeemable non-controlling interest as of December 31, 2014 was $30.5 million and was $0 at December 31, 2015 as there was no longer a non-controlling interest. See Note 13 to the financial statements for additional information.

The estimated purchase price of $31.0 million and minority interest of $20.6 million was allocated primarily to goodwill of $38.0 million, long-lived intangible assets of $28.5 million and property and equipment of $0.3 million, which were offset by $9.3 million of deferred revenue, other liabilities of $2.6 million, deferred tax liabilities of $1.9 million and negative net working capital of $1.4 million. Goodwill allocated to the acquisition is not tax deductible.

Acquisitions—2014

Directi

On January 23, 2014, the Company acquired the web presence business of Directi from Directi Web Technologies Holdings, Inc. (“Directi Holdings”). Directi provides web presence solutions to small and medium-sized businesses in various countries, including India, the United States, Turkey, China, Russia and Indonesia. The acquisition provides the Company with an established international presence focused on growing emerging markets as well as the ability to expand its geographic footprint by taking its existing portfolio of brands to international markets.

The final purchase price of $109.8 million consisted of cash payments of $82.6 million in aggregate and the issuance of 2,269,579 unregistered shares of the Company’s common stock to Directi Holdings equivalent to $27.2 million or $12.00 per share. 2,123,039 shares of the Company’s common stock were issued at closing and 146,540 shares of the Company’s common stock were issued in May 2014. Cash payments consisted of a $5.0 million advance paid in August 2013, $20.5 million paid at the closing and $57.1 million in deferred consideration that was paid during the year ended December 31, 2014.

The purchase price of $109.8 million has been allocated to goodwill of $91.2 million, long-lived intangible assets consisting of subscriber relationships, developed technology, trade names and leasehold interests of $7.7 million, $6.4 million, $7.4 million and $0.3 million, respectively, property and equipment of $2.7 million, other assets of $4.7 million and working capital of $0.2 million, offset by deferred revenue of $3.0 million, other payables of $5.4 million and deferred tax liabilities of $2.4 million. The majority of the purchase price was allocated to goodwill, which is not deductible for tax purposes. The goodwill reflects the value of an established international business and infrastructure that enables the Company to increase its market penetration in emerging markets. The intangible assets are being amortized in accordance with their estimated projected cash flows. Subscriber relationships, developed technology, trade names and leasehold interests are being amortized over 17 years, 7 years, 5 years and 4 years, respectively.

Domain Name Business

In addition, in connection with the acquisition of Directi, the Company was initially obligated to make additional aggregate payments of up to approximately $62.0 million subject to specified terms, conditions and operational contingencies. Of this $62.0 million, the Company has committed a total of $36.2 million consisting of cash payments of $27.2 million and future earn-out payments of $9.0 million to purchase a domain name business from a company associated with the founders of Directi Holdings pursuant to agreements entered into during the year ended December 31, 2014. The estimated aggregate purchase price was $36.2 million, which was allocated on a preliminary basis to long-lived intangible assets of $26.6 million and goodwill of $9.6 million, all of which is deductible for tax purposes. The intangible assets are being amortized in accordance with their estimated projected cash flows, using the accelerated method. The goodwill reflects the value of an established domain portfolio business that enables the Company to monetize that domain portfolio.

During the year ended December 31, 2014 the fair value of the earn-out decreased by $47,000. The Company recorded this decrease in fair value in general and administrative expense.

Webzai

On August 12, 2014, the Company acquired Webzai, which provides the Company with a simple to use website builder and mobile website builder product, for an aggregate purchase price of $9.5 million, of which $7.0 million was paid in cash at the closing. The Company is also obligated to pay additional consideration of $3.0 million on the second anniversary of the acquisition if certain technological milestones are achieved. The net present value of the additional consideration is $2.8 million and is included in the aggregate purchase price and recorded as deferred consideration in the Company’s consolidated balance sheet as of December 31, 2015. The remaining $0.2 million is being accreted as interest expense.

The purchase price of $9.5 million has been allocated to long-lived intangible assets consisting of developed technology and IPR&D of $4.6 million and $4.6 million, respectively, goodwill of $3.0 million, deferred tax liability of $2.6 million and negative working capital of $0.1 million. Goodwill related to the acquisition is not deductible for tax purposes.

BuyDomains

On September 18, 2014, the Company completed the acquisition of substantially all of the assets of the BuyDomains business of NameMedia, Inc. BuyDomains is a provider of premium domain products. The Company expects this acquisition will allow it to better serve its subscriber demand for higher priced premium domains.

The aggregate purchase price was $44.9 million, of which $41.1 million was paid in cash at the closing. The Company is also obligated to pay additional consideration of $4.5 million on the second anniversary of the acquisition. The net present value of the additional consideration is $4.3 million and is included in the aggregate purchase price and recorded as deferred consideration in the Company’s consolidated balance sheet as of December 31, 2015. The remaining $0.3 million will be accreted as interest expense.

The purchase price of $44.9 million has been allocated to intangible assets consisting of developed technology, trade names and domains available for sale of $7.6 million, $1.9 million and $26.9 million, respectively, goodwill of $4.2 million, prepaid expenses and other current assets of $4.0 million and property and equipment of $0.3 million. Goodwill related to the acquisition is deductible for tax purposes.

Arvixe

On October 31, 2014, the Company completed the acquisition of substantially all of the assets of Arvixe, which is a web presence provider. The Company expects this acquisition will allow it to leverage its reach and size to generate better economies of scale.

The aggregate purchase price was $22.0 million, of which $17.6 million was paid in cash at the closing. The Company is also obligated to pay additional consideration of $4.4 million on the twelve-month anniversary of the acquisition.

The purchase price of $22.0 million has been allocated to intangible assets consisting of developed technology, trade names and subscriber relationships of $0.1 million, $1.2 million and $8.4 million, respectively and goodwill of $15.4 million, offset by deferred revenue of $3.1 million. Goodwill related to the acquisition is deductible for tax purposes.

Acquisitions—2015

Verio

On May 26, 2015, the Company acquired the assets of the U.S. retail portion of the Verio business of NTT America, Inc., which is a provider of shared, virtual private server (“VPS”) and dedicated hosting services. The Company expects this acquisition to leverage its reach and generate better economies of scale.

The aggregate purchase price was $13.0 million, of which $10.5 million was paid in cash at the closing. The Company is obligated to pay the remaining cash consideration of $2.5 million on the first anniversary of the acquisition, less amounts used to satisfy any obligation determined to be owed to the Company for any indemnity pursuant to the asset purchase agreement.

The purchase price of $13.0 million has been allocated on a preliminary basis to intangible assets consisting of subscriber relationships and trade names of $13.1 million and $0.1 million, respectively, and goodwill of $1.2 million, offset by deferred revenue of $1.4 million. Goodwill related to the acquisition is deductible for tax purposes.

World Wide Web Hosting

On June 25, 2015, the Company acquired substantially all of the assets of WWWH, which is a provider of web presence solutions doing business under the brand name Site5. The Company previously had an equity interest in WWWH, which was originally acquired when the Company acquired Hostgator.com LLC on July 13, 2012. The Company expects this acquisition will allow it to leverage its reach and generate better economies of scale.

The aggregate purchase price was $34.9 million, $23.0 million of which is payable in cash and $11.9 million of which is the implied value of the pro rata interest in the acquired assets that the Company obtained upon the seller’s redemption of its 40% equity interest in WWWH. The Company recognized a $5.4 million gain as a result of this redemption, which is recorded as other income in the Company’s consolidated statement of operations and comprehensive loss. Of the $23.0 million payable in cash, $18.4 million was paid at the closing and the Company is obligated to pay the remaining cash consideration of $4.6 million on the first anniversary of the acquisition, less amounts used to satisfy any obligation determined to be owed to the Company for any indemnity pursuant to the asset purchase agreement.

The purchase price of $34.9 million has been allocated on a preliminary basis to intangible assets consisting of subscriber relationships and trade names of $11.0 million and $1.9 million, respectively, goodwill of $23.3 million, and prepaid expenses and other current assets of $1.2 million, offset by deferred revenue of $2.5 million. Goodwill related to the acquisition is deductible for tax purposes.

Ace Data Center and Ace Holdings

On September 21, 2015, the Company entered into a purchase agreement with Ace DC to acquire substantially all of the assets of Ace DC and with Ace Holdings and its owners to acquire all of the ownership interests in Ace Holdings. Ace DC is the manager of a data center that provides colocation, infrastructure and carrier-neutral connectivity services. This data center is the Company’s largest data center. Ace Holdings owns the real property, improvements and building at and on which the data center is located, including certain non-systems equipment and personal property. The Company expects this acquisition will provide cost efficiencies and increased control over its largest data center.

The aggregate purchase price was $74.0 million, of which $44.4 million was paid in cash at the closing. Under the terms of the purchase agreement, within approximately 75 days of the closing date of the acquisition, the purchase consideration was subject to a working capital adjustment and a tax gross up adjustment, which resulted in an additional $0.7 million payment from the Company on December 2, 2015. The Company is obligated to pay the remaining cash consideration of $31.5 million on the first anniversary of the acquisition, less amounts used to satisfy any obligation determined to be owed to the Company for any indemnity pursuant to the asset purchase agreement. The net present value of the remaining cash consideration is $28.9 million, which was the amount used to calculate the $74.0 million aggregate purchase price above. An aggregate amount of $0.7 million for the accretion of the present value of the remaining cash consideration is included in interest expense for the year ended December 31, 2015, resulting in the net present value of the remaining cash consideration at December 31, 2015 of $29.6 million.

The purchase price of $74.0 million has been allocated on a preliminary basis to property and equipment, including real property, of $12.1 million, goodwill of $62.2 million, prepaid expenses and other current assets of $0.2 million and developed technology of $0.1 million, offset by other liabilities of $0.6 million. The goodwill reflects the value of estimated cost efficiencies gained for the Company by owning its own data center. Goodwill related to the acquisition is deductible for tax purposes.

Ecommerce

On November 2, 2015, the Company acquired the assets of Ecommerce, which is a provider of shared, VPS and cloud hosting services, domain registration services and add-on products. The Company expects this acquisition to leverage its reach and generate better economies of scale.

The aggregate purchase price was $28.0 million, of which $23.8 million was paid in cash at the closing. The Company is obligated to pay the remaining cash consideration of $4.2 million on the first anniversary of the acquisition, less amounts used to satisfy any obligation determined to be owed to the Company for any indemnity pursuant to the asset purchase agreement.

The purchase price of $28.0 million has been allocated on a preliminary basis to intangible assets consisting of subscriber relationships, intellectual property and trade names of $9.4 million, $4.4 million and $0.1 million, respectively, and goodwill of $16.7 million, offset by deferred revenue of $2.6 million. Goodwill related to the acquisition is deductible for tax purposes.

For the year ended December 31, 2015, $15.4 million of revenue attributable to 2015 acquisitions was included in the Company’s consolidated statement of operations and comprehensive loss.

The Company has omitted earnings information related to its acquisitions as it does not separately track earnings from each of its acquisitions in a manner that would provide meaningful disclosure. The Company considers it to be impracticable to compile such information on an acquisition-by-acquisition basis since activities of integration and use of shared costs and services across the Company’s business are not allocated to each acquisition and are not managed to provide separate identifiable earnings from the dates of acquisition.

For the intangible assets acquired in connection with all acquisitions completed during the year ended December 31, 2015, subscriber relationships, trademarks, intellectual property and developed technology have weighted average useful lives of 4.7 years, 3.0 years, 6.3 years and 2.7 years, respectively.

Pro Forma Disclosure

The Company has omitted pro forma disclosures related to its acquisitions completed during 2015 as the pro forma effect of including the results of these acquisitions since the beginning of 2014 would not be materially different than the actual results reported.

Summary of Deferred Consideration Related to Acquisitions

Components of deferred consideration short-term and long-term as of December 31, 2014, consisted of the following:

	Short- term	Long- term
	(in thousands)
Mojoness, Inc. (Acquired in 2012)	$490	$1,370
Typepad (Acquired in 2013)	—	2,800
Domain name business (Acquired in 2014)	9,027	—
Webzai (Acquired 2014)	—	2,617
BuyDomains (Acquired in 2014)	—	3,935
Arvixe (Acquired in 2014)	4,400	—

Total	$13,917	$10,722

Components of deferred consideration short-term and long-term as of December 31, 2015, consisted of the following:

	Short- term	Long- term
	(in thousands)
Mojoness, Inc. (Acquired in 2012)	$657	$813
Typepad (Acquired in 2013)	2,800	—
Webzai (Acquired 2014)	2,848	—
BuyDomains (Acquired in 2014)	4,283	—
Verio (Acquired in 2015)	2,474	—
WWWH (Acquired in 2015)	4,600	—
Ace (Acquired in 2015)	29,626	—
Ecommerce (Acquired in 2015)	4,200	—

Total	$51,488	$813

4. Fair Value Measurements

The following valuation hierarchy is used for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 inputs are quoted prices for similar assets or liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

•	Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.

A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2014 and 2015, the Company’s financial assets or liabilities required to be measured on a recurring basis are accrued earn-out consideration payable in connection with the 2012 acquisition of certain assets of Mojoness, Inc., or Mojo, and the 2014 acquisitions of a domain name business and the 2015 interest rate cap. The Company has classified its interest rate cap within Level 2 of the fair value hierarchy. The Company has classified its liabilities for contingent earn-out consideration related to these acquisitions within Level 3 of the fair value hierarchy because the fair value is determined using significant unobservable inputs, which included probability weighted cash flows. The Company recorded a $0.7 million change in fair value of the earn-out consideration related to Mojo and one of the other 2012 acquisitions as of December 31, 2013 in the Company’s general and administrative expense in the consolidated statement of operations and comprehensive income. During the year ended December 31, 2014, the Company paid $0.2 million related to the earn-out provisions for the Mojo acquisition and recorded $23.0 million related to the 2014 domain name business acquisition of which $14.0 million was paid during the year ended December 31, 2014. The Company recorded a $0.4 million change in fair value of the earn-out consideration related to Mojo and the 2014 domain name business during the year ended December 31, 2014. During the year ended December 31, 2015, the Company paid $0.5 million related to the earn-out provisions for the Mojo acquisition and paid $10.1 million related to the earn-out provisions of the 2014 domain name business acquisition. The Company recorded a $1.2 million change in fair value of the earn-out consideration related to the earn-out provisions of the Mojo and 2014 domain name business acquisitions during the year ended December 31, 2015. The earn-out consideration in the table below is included in total deferred consideration in the Company’s consolidated balance sheets.

Basis of Fair Value Measurements

	Balance	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Balance at December 31, 2014:
Financial liabilities:
Contingent earn-out consideration	$10,887	—	—	$10,887

Total financial liabilities	$10,887	—	—	$10,887

Balance at December 31, 2015:
Financial assets:
Interest rate cap (included in other assets)	$3,130	—	$3,130	$—

Total financial assets	$3,130	—	$3,130	$—

Financial liabilities:
Contingent earn-out consideration	$1,469	—	—	$1,469

Total financial liabilities	$1,469	—	—	$1,469

The following table summarizes the changes in the financial liabilities measured on a recurring basis using Level 3 inputs as of December 31, 2014 and 2015:

Amount
(in thousands)
Financial liabilities measured using Level 3 inputs at January 1, 2014	$1,655
Accrual of contingent earn-out related to 2014 acquisition	22,987
Payment of contingent earn-out related to 22012 and 2014 acquisitions	(14,158)
Change in fair value of contingent earn-outs	403

Financial liabilities measured using Level 3 inputs at December 31, 2014	$10,887
Payment of contingent earn-outs related to 2012 and 2014 acquisitions	(10,592)
Change in fair value of contingent earn-outs	1,174

Financial liabilities measured using Level 3 inputs at December 31, 2015	$1,469

5. Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

Cash Flow Hedges of Interest Rate Risk

The Company entered into a three-year interest rate cap on December 9, 2015 as part of its risk management strategy. The objective of this interest rate cap, designated as cash flow hedges, involves the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium. Therefore, this derivative limits the Company’s exposure if the rate rises, but also allows the Company to benefit when the rate falls.

The effective portion of changes in the fair value of derivatives that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income (“AOCI”), and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. Any ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. There was no ineffectiveness recorded in earnings for the year ended December 31, 2015.

As of December 31, 2015, the Company had one interest rate cap with $500.0 million notional outstanding that was designated as a cash flow hedge of interest rate risk. The fair value of the interest rate contracts on the consolidated balance sheet as of December 31, 2015 was $3.1 million, and there has been no effect on the Company’s consolidated statement of operations. The Company recognized $0.1 million of gain in AOCI, of which the Company estimates that $7,894 will be reclassified as an increase to interest expense in the next twelve months.

6. Property and Equipment

Components of property and equipment consisted of the following:

	As of December 31,
	2014	2015
	(in thousands)
Land	$—	$713
Building	—	5,091
Software	22,550	40,336
Computers and office equipment	76,274	97,332
Furniture and fixtures	4,045	5,914
Leasehold improvements	7,015	7,126
Construction in process	2,378	6,137

Property and equipment—at cost	112,262	162,649
Less accumulated depreciation	(55,425)	(86,887)

Property and equipment—net	$56,837	$75,762

Depreciation expense related to property and equipment for the years ended December 31, 2013, 2014 and 2015, was $18.6 million, $31.0 million, and $34.0 million, respectively.

During the years ended December 31, 2014 and 2015, the Company entered into agreements to lease software licenses for use on certain data center server equipment for terms ranging from thirty-six months to thirty-nine months.

As of December 31, 2014 and 2015, the Company’s software shown in the above table included the software assets under a capital lease as follows:

	As of December 31,
	2014	2015
	(in thousands)
Software	$11,704	$21,499
Less accumulated depreciation	(3,901)	(8,412)

Assets under capital lease—net	$7,803	$13,087

At December 31, 2015, the expected future minimum lease payments under the capital lease discussed above were approximately as follows:

Amount
(in thousands)
2016	$6,334
2017	6,895
2018	575

Total minimum lease payments	13,804
Less amount representing interest	(723)

Present value of minimum lease payments (capital lease obligation)	13,081
Current portion	5,866

Long-term portion	$7,215

7. Goodwill and Other Intangible Assets

The following table summarizes the changes in the Company’s goodwill balances as of December 31, 2014 and 2015:

Amount
(in thousands)
Goodwill balance at January 1, 2014	$984,207
Goodwill adjustments related to 2013 acquisition	(2,107)
Goodwill related to 2014 acquisitions	123,452
Foreign translation impact	(529)

Goodwill balance at December 31, 2014	$1,105,023
Goodwill related to 2015 acquisitions	103,444
Foreign translation impact	(1,212)

Goodwill balance at December 31, 2015	$1,207,255

During the year ended December 31, 2014, the Company completed the purchase accounting related to a 2013 acquisition and allocated an additional $2.1 million to long-lived intangible assets, which had been included in goodwill on a preliminary basis.

In accordance with ASC 350, the Company reviews goodwill and other indefinite-lived intangible assets for indicators of impairment on an annual basis and between tests if an event occurs or circumstances change that would more likely than not reduce the fair value of goodwill below its carrying amount. The Company completed its annual impairment test of goodwill and other indefinite-lived intangible assets as of December 31, and determined that there were no indicators of impairment as of December 31, 2014 and 2015.

At December 31, 2014, other intangible assets consisted of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life
	(dollars in thousands)
Developed technology	$202,654	$57,557	$145,097	7 years
Subscriber relationships	364,724	204,950	159,774	5 years
Trade-names	79,754	31,869	47,885	6 years
Intellectual property	29,520	2,976	26,544	13 years
Domain names available for sale	27,019	732	26,287	Indefinite
Leasehold interests	314	197	117	1 year
In-process research and development	4,634	—	4,634	—

Total December 31, 2014	$708,619	$298,281	$410,338

At December 31, 2015, other intangible assets consisted of the following:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Useful Life
	(dollars in thousands)
Developed technology	$205,925	$80,795	$125,130	7 years
Subscriber relationships	397,791	256,461	141,330	5 years
Trade-names	81,792	42,080	39,712	6 years
Intellectual property	34,020	6,596	27,424	13 years
Domain names available for sale	27,859	3,107	24,752	Indefinite
Leasehold interests	314	314	—	1 years
In-process research and development	1,438	—	1,438	—

Total December 31, 2015	$749,139	$389,353	$359,786

The estimated useful lives of the individual categories of other intangible assets are based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with finite lives is recognized over the period of time the assets are expected to contribute to future cash flows. The Company amortizes finite-lived intangible assets over the period in which the economic benefits are expected to be realized based upon their estimated projected cash flows.

The Company’s amortization expense is included in cost of revenue in the aggregate amounts of $105.9 million, $102.7 million and $91.1 million, for the years ended December 31, 2013, 2014 and 2015, respectively.

At December 31, 2015, the expected future amortization of the other intangible assets, excluding indefinite life and in-process research and development intangibles, was approximately as follows:

Year Ending December 31,	Amount
(in thousands)
2016	$75,000
2017	62,000
2018	51,000
2019	40,000
2020	34,000
Thereafter	72,000

Total	$334,000

8. Investments

As of December 31, 2014 and 2015, the Company’s carrying value of investments in privately-held companies was $40.4 million and $27.9 million, respectively.

In January 2012, the Company made an initial investment of $0.3 million to acquire a 25% interest in BlueZone Labs, LLC (“BlueZone”), a provider of “do-it-yourself” tools and managed search engine optimization services.

The Company also has an agreement with BlueZone to purchase products and services. During the years ended December 31, 2014 and 2015, the Company purchased $0.9 million and $1.1 million, respectively, of products and services from BlueZone, which is included in the Company’s consolidated statements of operations and comprehensive loss. As of December 31, 2014 and 2015, $0.1 million and $0.1 million, respectively, relating to our investment in BlueZone was included in accounts payable and accrued expense in the Company’s consolidated balance sheet.

In July 2012, the Company assumed a 50% interest in WWWH, a provider of web presence solutions, with a fair value of $10.0 million. On October 31, 2013, the Company sold 20% of its ownership interest, or 10% of the capital stock of WWWH, reducing its equity interest to 40%, recorded an additional $1.5 million note receivable from the buyer for total notes receivable from the buyer of $3.5 million, and decreased its investment in WWWH by $1.5 million. The Company evaluated its remaining 40% ownership interest in WWWH and recognized a $2.6 million impairment on the remaining investment, which is recorded in equity (income) loss of unconsolidated entities, net of tax, in the Company’s consolidated statements of operations and comprehensive loss for the year ended December 31, 2013.

On June 25, 2015, the Company acquired substantially all of the assets of WWWH. In connection with the asset purchase agreement dated June 25, 2015, the seller redeemed from the Company its 40% equity interest in exchange for a pro rata interest in the acquired assets, which had an estimated implied value of $11.9 million. The Company recognized a $5.4 million gain as a result of the redemption of its equity interest, which was recorded as other income for the year ended December 31, 2015 in the Company’s consolidated statements of operations and comprehensive loss. In addition, the Company received a $3.5 million repayment of total notes receivable that were due to the Company from the seller of WWWH prior to the acquisition. For more detail, see Note 3 to the consolidated financial statements.

In June 2013, the Company made an initial investment of $8.8 million to acquire a 17.5% interest in JDI Backup Ltd., which provides online desktop backup services. The agreement also provided for a call option for the acquisition of additional equity interests which the Company exercised on December 11, 2013 to increase its investment in JDI Backup Ltd. to 60% for $22.2 million, which was paid in cash. On July 7, 2014, the Company paid an additional $4.2 million to increase its investment in JDI Backup Ltd. to 67%. On January 13, 2015, the Company entered into an agreement to increase its investment in JDI Backup Ltd. to 100% for $30.5 million, which was payable in three installments. For more detail see Notes 3 and 13 to the consolidated financial statements.

In May 2014, the Company made a strategic investment of $15.0 million in Automattic, Inc. (“Automattic”), which provides content management systems associated with WordPress. The investment represents less than 5% of the outstanding shares of Automattic and better aligns the Company with an important partner.

In August, 2014, the Company made an aggregate investment of $3.9 million for a joint venture with a 49% ownership interest in WZ UK Ltd., which is a provider of technology and sales marketing services associated with web builder solutions. The agreement provides for the acquisition of additional equity interests in WZ UK Ltd. at the option of the Company.

On January 6, 2016, the Company exercised an option to increase its stake in WZ UK Ltd., a provider of technology and sales marketing services associated with web builder solutions, from 49% to 57.5%. For more detail see Note 20 to the consolidated financial statements.

The Company has a license agreement with WZ UK Ltd. to license certain technology to WZ UK Ltd. to enable it to use, develop, market, distribute, host and support website builder applications. Under the terms of the license agreement, the Company receives a royalty payment in the amount of 4.5% of all billings in the previous month, net of any refunds, chargebacks and any other credits applied. During the years ended December 31, 2014 and 2015, the Company recognized $0.0 million and $0.4 million, respectively, of royalty revenue under the terms of the license agreement.

During the years ended December 31, 2014 and 2015, the Company’s proportionate share of net loss from its investment in WZ UK Ltd. was $0.2 million and $13.9 million, respectively. On July 2, 2015, the Company and the majority investor made additional equity contributions to WZ UK Ltd. The Company’s share of the incremental investments was approximately $7.4 million. On December 21, 2015, the Company and the majority investor made additional equity contributions to WZ UK Ltd. The Company’s share of the incremental investment was $1.1 million.

The significance of the net loss of WZ UK Ltd., in comparison to the Company’s net loss requires the disclosure of summarized financial information from the statement of operations and comprehensive loss for WZ UK Ltd. The following table presents a summary of the statement of operations and comprehensive loss for WZ UK Ltd. for the years ended December 31, 2014 and 2015:

	For the years ended December 31,
	2014	2015
	(in thousands)
Revenue	$1	$4,053
Gross profit (loss)	$(96)	$1,095
Operating loss	$(694)	$(28,439)
Net loss	$(694)	$(28,439)

As of December 31, 2014 and 2015, WZ UK Ltd. had total assets of $5.6 million and $2.1 million, respectively, and total liabilities of $6.3 million and $6.7 million, respectively.

In December 2014, the Company also made an aggregate investment of $15.2 million to acquire a 40% ownership interest in AppMachineBV (“AppMachine”), which is a developer of software that allows users to build mobile applications for smart devices such as phones and tablets. Under the terms of the investment agreement for AppMachine the Company is obligated to purchase the remaining 60% of AppMachine in three tranches of 20% within specified periods if AppMachine achieves a specified minimum revenue threshold within a designated timeframe. The consideration for each of the three tranches is calculated as the product of AppMachine’s revenue, as defined in the investment agreement, for the trailing twelve-month period prior to the applicable determination date times a specified multiple based upon year over year revenue growth multiplied by 20%. As of December 31, 2015 there is not a liability recorded related to the purchase obligation.

Investments in which the Company’s interest is less than 20% and which are not classified as available-for-sale securities are carried at the lower of cost or net realizable value unless it is determined that the Company exercises significant influence over the investee company, in which case the equity method of accounting is used. For those investments in which the Company’s voting interest is between 20% and 50%, the equity method of accounting is used. Under this method, the investment balance, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the investee company, as they occur, limited to the extent of the Company’s investment in, advances to and commitments for the investee. These adjustments are reflected in equity (income) loss of unconsolidated entities, net of tax in the Company’s consolidated statements of operations and comprehensive loss. The Company recognized net income of $0.5 million, net loss of $0.1 million and net loss of $14.6 million for the years ended December 31, 2013, 2014 and 2015, respectively, related to its investments.

From time to time, the Company may make new and follow-on investments and may receive distributions from investee companies. As of December 31, 2015, the Company was not obligated to fund any follow-on investments in these investee companies, other than AppMachine as described above.

As of December 31, 2014, the Company did not have an equity method investment in which the Company’s proportionate share exceeded 10% of the Company’s consolidated assets or income from continuing operations. As of December 31, 2015, the Company’s proportionate share of the net losses of WZ UK Ltd. exceeded 20% of the Company’s income from continuing operations.

9. Notes Payable

At December 31, 2014 and 2015 notes payable consisted of a first lien term loan facility with a principal amount outstanding of $1,036.9 million and $1,026.4 million, respectively, which bore interest at a LIBOR-based rate of 5.00%. The current portion of the first lien term loan as of December 31, 2014 and 2015 was $10.5 million in both periods. In addition, as of December 31, 2014, notes payable included a bank revolver loan (“Revolver loan”) of $50.0 million, which bore interest at a LIBOR-based rate of 7.75%. As of December 31, 2015, notes payable included a Revolver loan of $67.0 million, consisting of a loan of $59.0 million which bore interest at a LIBOR-based rate of 7.75% and a loan of $8.0 million, which bore interest at an alternate base rate of 8.50%. The amounts outstanding under the Revolver loan as of December 31, 2014 and December 31, 2015 of $50.0 million and $67.0 million respectively, were classified as current notes payable on the consolidated balance sheets.

November 9, 2012—November 24, 2013

On November 9, 2012, the Company entered into the November Financing Amendment (“November 2012 Financing Amendment”) for a new first lien term loan in the original principal amount of $800.0 million (“November 2012 First Lien”), a Revolver loan facility in aggregate principal amount not to exceed $85.0 million and a new Second Lien credit agreement (“November 2012 Second Lien”), for an original principal amount of $315.0 million. In August 2013, the Company amended its November 2012 First Lien for an additional $90.0 million of incremental first lien term loan (“August 2013 First Lien”) before refinancing its debt in November 2013, as described below.

The Company concluded that the November 2012 Financing Amendment was a debt extinguishment in accordance with ASC 470-50, which requires the term loans be recorded at fair value. At the time of the November 2012 Financing Amendment, the April 2012 Term Loan, as modified by the July Financing Amendment, and the Second Lien facility had balances which equaled their fair value of $668.3 million and $140.0 million, respectively, and as such all expenses paid to and on behalf of the lender were expensed. Third-party financing related costs of $1.5 million were incurred and recorded as deferred financing costs with an amortization period based on the remaining terms of the loans. The Company concluded that the August 2013 First Lien was a debt modification in accordance with ASC 470-50, and as such all third-party costs incurred to modify the debt were expensed and additional financing costs of $1.3 million were incurred and recorded as deferred financing costs with an amortization period based on the remaining term of the loan.

The Company accrued interest on the LIBOR based November 2012 First Lien and November 2012 Second Lien of 7.75% and 10.25%, respectively. In addition, the Company accrued interest on LIBOR and reference-based Revolver loans of 7.75% and 8.50%, respectively.

During the nine months ended September 30, 2013, the Company made mandatory repayments on the term loan facilities in an aggregate amount of $6.2 million. For the year ended December 31, 2013, amortization of

$0.3 million was included in interest expense in the consolidated statements of operations and comprehensive loss related to deferred financing costs from the November 2012 Financing Amendment and the August 2013 First Lien.

In connection with the August 2013 First Lien, the interest rates for the term loan and the November 2012 Revolver remained the same as under the November 2012 First Lien.

Debt Refinancing—November 25, 2013

In November 2013, following its IPO, the Company repaid in full its November 2012 Second Lien of $315.0 million and increased the first lien term loan facility (“November 2013 First Lien”) by $166.2 million to $1,050.0 million, thereby reducing its overall indebtedness by $148.8 million. The Company also increased its Revolver capacity by $40.0 million to $125.0 million, none of which was drawn down at the time of the increase. The mandatory repayment of principal on the November 2013 First Lien was increased to approximately $2.6 million at the end of each quarter. During the years ended December 31, 2013, 2014 and 2015, the Company made aggregate mandatory repayments on the November 2013 First Lien of $2.6 million, $10.5 million and $10.5 million, respectively. As of December 31, 2014 and 2015 the Company had $50.0 million and $67.0 million, respectively, outstanding under the Revolver loan. There was no change to the maturity dates of the first lien facility and Revolver loan, which mature on November 9, 2019 and December 22, 2016, respectively. The Company uses the Revolver loan to assist with cash payments for acquisitions and minority investments.

The Company concluded that the November 2013 First Lien was a debt extinguishment in accordance with ASC 470-50, which requires the term loans be recorded at fair value. The November 2013 First Lien modified the August 2013 First Lien and was recorded at face value which equaled fair value, and as such, all expenses paid to and on behalf of the lender were expensed. Third-party financing related costs of $0.4 million were incurred and recorded as deferred financing costs with an amortization period based on the remaining term of the loan.

The loans automatically bear interest at the bank’s reference rate unless the Company gives notice to opt for LIBOR-based interest rate loans. Effective November 25, 2013, the interest rate for a LIBOR based interest loan was reduced to 4.00% plus the greater of the LIBOR rate or 1.00%. The interest rate for a reference rate loan was reduced to 3.00% per annum plus the greater of the prime rate, the federal funds effective rate plus 0.50%, an Adjusted LIBOR rate or 2.00%. There was no change to the interest rates for a Revolver loan. The interest rate for an Alternate Base Rate (“ABR”) Revolver loan is 5.25% per annum plus the greater of the prime rate, the federal funds effective rate plus 0.50%, an adjusted LIBOR rate or 2.25%. The interest rate for a LIBOR based Revolver loan is 6.25% per annum plus the greater of the LIBOR rate or 1.50%. There is also a non-refundable fee, equal to 0.50% of the daily unused principal amount of the Revolver payable in arrears on the last day of each fiscal quarter.

Interest is payable on maturity of the elected interest period for a LIBOR-based interest loan, which can be one, two, three or six months. Interest is payable at the end of each fiscal quarter for a reference rate loan term loan or an ABR Revolver loan.

At December 31, 2014 and 2015, notes payable consisted of the following:

	For the Year Ended December 31,
	2014	2015
	(in thousands)
LIBOR First Lien term loan	$1,036,875	$1,026,375
LIBOR Revolver loan	50,000	67,000

	$1,086,875	$1,093,375

The Company adopted ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs” beginning on January 1, 2016, and retrospectively for all periods presented. ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. As such, the Company re-classed out of deferred financing costs the amounts of $0.4 million and $1.0 million for the periods ended December 31, 2014 and 2015, respectively, which are now presented net against notes payable-long term. These deferred financing costs are amortized over the term of the related debt agreement.

The maturity of the notes payable at December 31, 2015 is as follows:

	Revolver	First Lien Term Loan	Total
	(in thousands)
2016	$67,000	$10,500	$77,500
2017	—	10,500	10,500
2018	—	10,500	10,500
2019	—	994,875	994,875

Total	$67,000	$1,026,375	$1,093,375

Interest

The Company recorded $98.5 million, $57.4 million and $58.8 million in interest expense for the years ended December 31, 2013, 2014 and 2015, respectively.

The following table provides a summary of loan interest rates incurred and interest expense for the years ended December 31, 2013, 2014 and 2015:

	For the Year Ended December 31,
	2013	2014	2015
	(dollars in thousands)
Interest rate—LIBOR	5.00%-10.25%	5.00%-7.75%	5.00%-7.75%
Interest rate—reference	8.50%	8.50%	8.50%
Non-refundable fee—unused facility	0.50%	0.50%	0.50%
Interest expense and service fees	$85,327	$56,247	$56,760
Amortization of deferred financing fees	$260	$83	$82
Amortization of net present value of deferred consideration	$1,590	$183	$1,264
Interest recorded on extinguishment of term loans	$10,833	$—	$—
Accretion of present value of deferred bonus payments	$111	$1	$—
Interest expense for capital lease obligations	$—	$503	$434
Interest expense for deferred consideration promissory note	$267	$280	$280
Other interest expense	$61	$117	$8

Total interest expense	$98,449	$57,414	$58,828

Debt Covenants

The November 2013 First Lien term loan facility requires that the Company comply with a financial covenant to maintain a maximum ratio of net first lien debt to EBITDA (as defined in the existing credit agreement).

The November 2013 First Lien term loan facility contains covenants that limit the Company’s ability to, among other things, incur additional debt or issue certain preferred shares; pay dividends on or make other distributions in respect of capital stock; make other restricted payments; make certain investments; sell or transfer certain assets; create liens on certain assets to secure debt; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with affiliates. Additionally, the November 2013 First Lien term loan specifies certain events of default that could result in amounts becoming payable, in whole or in part, prior to their maturity dates. The Company was in compliance with all covenants at December 31, 2015.

With the exception of certain equity interests and other excluded assets under the terms of the November 2013 First Lien term loan, substantially all of the Company’s assets are pledged as collateral for the obligations under the November 2013 First Lien term loan.

10. Stockholders’ Equity

Preferred Stock

The Company has 5,000,000 shares of authorized preferred stock, par value $0.0001. There were no preferred shares issued or outstanding as of December 31, 2014 and 2015.

Common Stock

The Company has 500,000,000 shares of authorized common stock, par value $0.0001.

Voting Rights

All holders of common stock are entitled to one vote per share.

11. Stock-Based Compensation

The Company follows the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires employee stock-based payments to be accounted for under the fair value method. Under this method, the Company is required to record compensation cost based on the estimated fair value for stock-based awards granted over the requisite service periods for the individual awards, which generally equals the vesting periods. The Company uses the straight-line amortization method for recognizing stock-based compensation expense.

The Company estimates the fair value of employee stock options on the date of grant using the Black-Scholes option-pricing model, which requires the use of highly subjective estimates and assumptions. For restricted stock awards granted, the Company estimates the fair value of each restricted stock award based on the closing trading price of its common stock on the date of grant.

2012 Restricted Stock Awards

Unless otherwise determined by the Company’s board of directors, stock-based awards granted prior to the IPO generally vest over a four-year period or had vesting that was dependent on the achievement of specified performance targets. The fair value of these stock-based awards was determined as of the grant date of each award using an option-pricing model and assuming no pre-vesting forfeiture of the awards.

Given the absence of an active trading market for the Company’s common stock prior to the completion of its IPO, the fair value of the equity interests underlying stock-based awards was determined by the Company’s management. In doing so, valuation analyses were prepared in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, and were used by the Company’s management to assist in determining the fair value of the equity interests underlying its stock-based awards. Each equity interest was granted with a “threshold amount” meaning that the recipient of an equity security only participated to the extent that the Company appreciated in value from and after the date of grant of the equity interest (with the value of the entity as of the grant date being the “threshold amount”). The assumptions used in the valuation models were based on future expectations combined with management’s judgment. In the absence of a public trading market, the Company’s management exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of the stock-based awards as of the date of each award. These factors included:

•	contemporaneous or retrospective valuations for the Company and its securities;

•	the rights, preferences, and privileges of the stock-based awards relative to each other as well as to the existing shareholders;

•	lack of marketability of the Company’s equity securities;

•	historical operating and financial performance;

•	the Company’s stage of development;

•	current business conditions and projections;

•	hiring of key personnel and the experience of the Company’s management team;

•	risks inherent to the development of the Company’s products and services and delivery of its solutions;

•	trends and developments in the Company’s industry;

•	the threshold amount for the stock-based awards and the values at which the stock-based awards would vest;

•	the market performance of comparable publicly traded companies;

•	likelihood of achieving a liquidity event, such as an IPO or a merger or acquisition of the Company given prevailing market conditions; and

•	U.S. and global economic and capital market conditions.

The Company completed its IPO in October 2013, and determined that the performance targets associated with the performance-based stock awards were met in full and consequently the performance-based stock awards would be fully vested. However, effective prior to the first day of public trading of the Company’s common stock, the Company accelerated the vesting of 2,167,870 shares of common stock issued in respect of the time-based stock awards and modified the vesting of 3,574,637 shares issued in respect of the performance-based stock awards so that 2,580,271 shares of common stock were fully vested and 994,366 shares of common stock will follow the same vesting schedule as the time-based stock awards that were granted on the same date as such performance-based stock awards.

The Company recognized stock-based compensation expense of approximately $1.4 million for the shares of common stock issued in respect of the performance-based stock awards that vested at closing of its IPO and $2.4 million for the acceleration of vesting for a portion of the shares of common stock issued in respect of previously unvested time-based stock awards.

Total stock-based compensation expense recognized for the time-based vesting stock awards was $6.5 million for the year ended December 31, 2013. Total stock-based compensation expense recognized for the performance-based stock awards was $1.4 million for the year ended December 31, 2013, since the performance targets necessary for the performance-based stock awards were met prior to their expiration. The Company will recognize a recovery of expense if the actual forfeiture rate for the time-based stock awards is higher than estimated.

The following tables present a summary of the 2012 restricted stock awards activity for the year ended December 31, 2015 for restricted stock awards that were granted prior to the Company’s IPO:

2012 Restricted Stock Awards
Non-Vested at December 31, 2014	759,122
Forfeitures	(104,422)
Vested	(608,055)

Non-Vested at December 31, 2015	46,645

In connection with the IPO the Company granted restricted stock units under the prior equity plan. The following table provides a summary of the restricted stock units that were granted in connection with the IPO under this plan and the non-vested balance as of December 31, 2015:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2014	155,094	$12.00
Vested and unissued	(132,936)	$12.00

Non-vested at December 31, 2015	22,158	$12.00

2013 Stock Incentive Plan

The 2013 Stock Incentive Plan (the “2013 Plan”) of the Company became effective upon the closing of our IPO. The 2013 Plan of the Company provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to employees, officers, directors, consultants and advisors of the Company. Under the 2013 Plan, the Company may issue up to 18,000,000 shares of the Company’s common stock. At December 31, 2015, 5,119,592 shares were available for grant under the 2013 Plan.

For stock options issued under the 2013 Plan, the fair value of each option is estimated on the date of grant, and an estimated forfeiture rate is used when calculating stock-based compensation expense for the period. Unless otherwise approved by the Company’s board of directors, stock options typically vest over four years and the Company recognizes compensation expense on a straight-line basis over the requisite service period of the award. The Company uses the Black-Scholes option pricing model to estimate the fair value of stock option awards and determine the related compensation expense. The weighted-average assumptions used to compute stock-based compensation expense for awards granted under the 2013 Stock Incentive Plan during the years ended December 31, 2013, 2014 and 2015 are as follows:

	2013	2014	2015
Risk-free interest rate	1.9%	2.1%	1.8%
Expected volatility	60%	58.3%	56.1%
Expected life (in years)	6.25	6.25	6.25
Expected dividend yield	—	—	—

The risk-free interest rate assumption was based on the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The Company bases its estimate of expected volatility using volatility data from comparable public companies in similar industries and markets because there is currently limited public history for the Company’s common stock, and therefore, a lack of market-based company-specific historical and implied volatility information. The weighted-average expected life for employee options reflects the application of the simplified method, which represents the average of the contractual term of the options and the weighted-average vesting period for all option tranches. The simplified method has been used since the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to a limited history of stock option grants. The assumed dividend yield was based on the Company’s expectation of not paying dividends in the foreseeable future. In addition, the Company has estimated expected forfeitures of stock options based on management’s judgment due to the limited historical experience of forfeitures. The forfeiture rate was not material to the calculation of stock-based compensation expense.

The following table provides a summary of the Company’s stock options as of December 31, 2015 and the stock option activity for all stock options granted under the 2013 Plan during the year ended December 31, 2015 (dollars in thousands except exercise price):

	Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (In years)	Aggregate Intrinsic Value(3)
Outstanding at December 31, 2014	5,407,959	$12.07
Granted	2,438,105	$17.97
Exercised	(185,343)	$12.00
Canceled	(709,863)	$15.08

Outstanding at December 31, 2015	6,950,858	$13.83	8.2	$—

Exercisable at December 31, 2015	2,768,853	$12.10	7.8	$—

Expected to vest after December 31, 2015(1)	4,126,179	$14.95	8.4	$—

Exercisable as of December 31, 2015 and expected to vest thereafter(2)	6,895,032	$13.80	8.2	$—

(1)	This represents the number of unvested options outstanding as of December 31, 2015 that are expected to vest in the future, which have been reduced using an estimated forfeiture rate.
(2)	This represents the number of vested options as of December 31, 2015 plus the number of unvested options outstanding as of December 31, 2015 that are expected to vest in the future, which have been reduced using an estimated forfeiture rate.
(3)	The aggregate intrinsic value was calculated based on the positive difference between the estimated fair value of the Company’s common stock on December 31, 2015 of $10.93 per share, or the date of exercise, as appropriate, and the exercise price of the underlying options.

Unless otherwise determined by the Company’s board of directors, restricted stock awards granted under the 2013 Plan generally vest annually over a four-year period. Performance-based restricted stock awards are earned based on the achievement of performance criteria established by the Company’s Compensation Committee and Board of Directors. The performance criteria are weighted and have threshold, target and maximum performance goals. The following table provides a summary of the Company’s restricted stock award activity for the 2013 Plan during the year ended December 31, 2015:

	Restricted Stock Awards	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2014	695,312	$12.40
Granted	4,582,728	$15.56
Vested	(230,754)	$12.92
Canceled	(197,996)	$15.39

Non-vested at December 31, 2015	4,849,290	$15.24

The performance-based award granted to the Company’s chief executive officer during the year ended December 31, 2015 provides an opportunity for the participant to earn a fully vested right to up to 3,693,754 shares of the Company’s common stock (collectively, the “Award Shares”) over a three-year period beginning July 1, 2015 and ending on June 30, 2018 (the “Performance Period”). Award shares may be earned based on the Company achieving pre-established, threshold, target and maximum performance metrics.

Award Shares may be earned during each calendar quarter during the Performance Period (each, a “Performance Quarter”) if the Company achieves a threshold, target or maximum level of the performance metric for the Performance Quarter. If the performance metric is less than the threshold level for a Performance Quarter, no Award Shares will be earned during the Performance Quarter. Award Shares that were not earned during a Performance Quarter may be earned later during the then current twelve-month period from July 1st to June 30th during the Performance Period (each, a “Performance Year”) at a threshold, target or maximum level of the performance metric for the Performance Year. No Award Shares were earned for the Performance Quarter ending September 30, 2015 because the threshold level for the performance metric was not met. Approximately 195,881 Award Shares were earned for the Performance Quarter ending December 31, 2015 because the target level for the performance metric was met.

This performance-based award is evaluated quarterly to determine the probability of its vesting and determine the amount of stock-based compensation to be recognized. During the year ended December 31, 2015 the Company recognized $5.9 million of stock-based compensation expense related to the performance-based award.

Unless otherwise determined by the Company’s board of directors, restricted stock units granted under the 2013 Plan generally vest monthly over a four-year period. The following table provides a summary of the Company’s restricted stock unit activity for the 2013 Plan during the year ended December 31, 2015:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2014	341,161	$12.00
Vested and unissued	(120,396)	$12.00

Non-vested at December 31, 2015	220,765	$12.00

All Plans

The following table presents total stock-based compensation expense recorded in the consolidated statement of operations and comprehensive loss for all 2012 restricted stock awards and units issued prior to the Company’s IPO in October 2013 and all awards granted under the 2013 Plan in connection with or subsequent to the IPO:

	For the Year Ended December 31,
	2013	2014	2015
	(in thousands)
Cost of revenue	$126	$547	$1,975
Sales and marketing	459	1,585	3,285
Engineering and development	267	883	1,988
General and administrative	9,911	13,028	22,677

Total operating expense	$10,763	$16,043	$29,925

As of December 31, 2015 the Company has approximately $30.1 million of unrecognized stock-based compensation expense related to option awards that will be recognized over 2.5 years and approximately $47.4 million of unrecognized stock-based compensation expense related to restricted stock awards to be recognized that will also be recognized over 2.5 years.

12. Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive loss, net of tax were as follows:

	Foreign Currency Translation Adjustments	Unrealized Gains (Losses) on Cash Flow Hedges	Total
	(in thousands)
Balance at December 31, 2013	$(55)	$—	$(55)
Other comprehensive income (loss)	(462)	—	(462)

Balance at December 31, 2014	(517)	—	(517)

Other comprehensive income (loss)	(1,281)	80	(1,201)

Balance at December 31, 2015	$(1,798)	80	$(1,718)

13. Redeemable Non-Controlling Interest

In connection with a 2013 equity investment in JDI Backup Ltd., where the Company acquired a controlling interest, the agreement provided for a put option for the then non-controlling interest (“NCI”) shareholders to put the remaining equity interest to the Company within pre-specified put periods. As the NCI was subject to a put option that was outside the control of the Company, it was deemed a redeemable non-controlling interest and not recorded in permanent equity, and was presented as mezzanine redeemable non-controlling interest on the consolidated balance sheet, and was subject to the guidance of the Securities and Exchange Commission (“SEC”) under ASC 480-10-S99, Accounting for Redeemable Equity Securities.

The difference between the $20.8 million initial fair value of the redeemable non-controlling interest and the value that was expected to be paid upon exercise of the put option was being accreted over the period commencing December 11, 2013 and up to the end of the first put option period, which commenced on the 18-month anniversary of the acquisition date. Adjustments to the carrying amount of the redeemable non-controlling interest were charged to additional paid-in capital.

Non-controlling interest arising from the application of the consolidation rules was classified within total stockholders’ equity with any adjustments charged to net loss attributable to non-controlling interest in a consolidated subsidiary in the consolidated statement of operations and comprehensive loss.

During the year ended December 31, 2014, the Company paid $4.2 million to increase its investment in JDI Backup Ltd. and entered into an amendment to the put option with the NCI shareholders. During the year ended December 31, 2014, due to the Company’s assessment of the financial performance and forecasted profitability of JDI Backup Ltd., the Company changed its estimate of the expected exercise amount of the put option. The change in estimate resulted in the fair value of the put option increasing to $30.5 million as of December 31, 2014.

On January 13, 2015, the Company entered into an agreement to acquire the remaining interests owned by the NCI shareholders for $30.5 million, which was originally payable in three equal installments on January 13, 2015, June 15, 2015 and September 15, 2015. During the year ended December 31, 2015, the Company entered into amendments to change the dates of the second installment from June 15, 2015 to April 10, 2015 and the date of the third installment from September 15, 2015 to July 2, 2015. The Company will continue to consolidate JDI Backup Ltd. for financial reporting purposes, however, because the Company now owns 100% of JDI Backup Ltd., commencing on January 13, 2015, the Company no longer records a non-controlling interest in the consolidated statement of operations and comprehensive loss.

14. Income Taxes

The Company accounts for income taxes in accordance with authoritative guidance, which requires the use of the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based upon the difference between the consolidated financial statement carrying amounts and the tax basis of assets and liabilities and are measured using the enacted tax rate expected to apply in the years in which the differences are expected to be reversed.

The domestic and foreign components of income (loss) before income taxes for the periods presented:

	Year Ended December 31,
	2013	2014	2015
	(in thousands)
United States	$(158,481)	$(17,002)	$1,258
Foreign	(2,894)	(27,603)	(1,046)

Total income (loss) before income taxes	$(161,375)	$(44,605)	$212

The components of the provision (benefit) for income taxes consisted of the following:

	Year Ended December 31,
	2013	2014	2015
	(in thousands)
Current:
U.S. federal	$—	$781	$1,827
State	267	183	696
Foreign	914	1,582	1,699

Total current provision	1,181	2,546	4,222

Deferred:
U.S. federal	(50,007)	(581)	(1,103)
State	(8,852)	(3,983)	1,952
Foreign	(1,590)	(5,310)	(818)
Change in valuation allowance	55,672	13,514	7,089

Total deferred provision	(4,777)	3,640	7,120

Total expense (benefit)	$(3,596)	$6,186	$11,342

During 2013, the Company’s net deferred tax liability was eliminated due mainly to a reduction in a deferred liability related to definite-lived intangibles and for current period losses resulting in an increase to offsetting deferred tax assets. On December 22, 2011, the Company was acquired by Holdings. The Company recorded its intangible assets at fair value as a result of the acquisition. For U.S. GAAP purposes the definite-lived intangible assets have accelerated amortization, while for tax purposes the intangible assets maintained their historical basis and lives. As such, a deferred tax liability was established through purchase accounting. The reversal of the 2012 deferred tax liability in 2013 resulted in a deferred tax benefit in 2013. The Company established a valuation allowance on substantially all of their deferred tax assets during the year ended December 31, 2013. The benefit had been reduced after the establishment of the valuation allowance by the deferred tax expense associated with the tax amortization of assets that have an indefinite life for U.S. GAAP purposes. The state income tax is primarily driven by states who tax the Company based on a gross margin tax. The Company also has subsidiaries in Brazil and India that are generating taxable income and are driving the current foreign tax.

The following table presents a reconciliation of the statutory federal rate, and the Company’s effective tax rate, for the periods presented:

	Year Ended December 31,
	2013	2014	2015
U.S. federal taxes at statutory rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	3.2	5.9	685.0
Nondeductible stock-based compensation	(0.7)	(2.5)	827.3
Nondeductible transaction costs	(1.1)	(1.0)	856.5
Nontaxable gain on redemption of equity interest	—	—	(674.9)
Other foreign permanent differences	—	(2.5)	187.8
Credits	—	0.6	—
Foreign rate differential	(0.2)	(11.7)	299.7
Change in valuation allowance—U.S.	(34.0)	(23.2)	3,398.6
Change in valuation allowance—foreign	(0.5)	(7.0)	(130.8)
Rate change	0.4	(1.1)	216.5
Prior year true-up stock-based compensation—U.S.	—	(2.0)	(132.8)
Other	1.1	(3.4)	(217.5)

Total	2.2%	(13.9)%	5,349.4%

The provision (benefit) for income taxes shown on the consolidated statements of operations differs from amounts that would result from applying the statutory tax rates to income before taxes primarily because of state income taxes, the impact of changes in state apportionment, jurisdiction mix of earnings, nondeductible expenses, as well as the application of valuation allowances against U.S. and foreign assets.

The significant components of the Company’s deferred income tax assets and liabilities are as follows:

	As of December 31,
	2014	2015
Deferred income tax assets:
Net operating loss carry forward	$70,070	$43,698
Credit carryforward	724	2,190
Other	910	6,612
Deferred compensation	571	497
Deferred revenue	18,385	21,327
Other reserves	4,200	4,895
Stock-based compensation	5,360	13,221

Total deferred income tax assets	100,220	92,440

Deferred income tax liabilities:
Purchased intangible assets	(32,315)	(11,098)
Goodwill	(17,404)	(26,062)
Property and equipment	(2,852)	(8,361)

Total deferred income tax liabilities	(52,571)	(45,521)
Valuation allowance	(69,271)	(75,705)

Net deferred income tax liabilities	$(21,622)	$(28,786)

The Company conducts business globally and, as a result, its subsidiaries file income tax returns in U.S. federal and state jurisdictions and various foreign jurisdictions. In the normal course of business, the Company may be subject to examination by taxing authorities throughout the world, including such major jurisdictions as Brazil, India, the United Kingdom and the United States.

The Company files income tax returns in the United States for federal income taxes and in various state jurisdictions. The Company also files in several foreign jurisdictions. In the normal course of business, the Company is subject to examination by tax authorities throughout the world. Since the Company is in a loss carry-forward position, the Company is generally subject to U.S. federal and state income tax examinations by tax authorities for all years for which a loss carry-forward is utilized. The Company is currently under audit in India for fiscal year ended March 31, 2015 and Israel for the fiscal years ended December 31, 2012, 2013 and 2014.

The statute of limitations in the Company’s other tax jurisdictions remains open for various periods between 2011 and the present. However, carryforward attributes from prior years may still be adjusted upon examination by tax authorities if they are used in an open period.

The Company recognizes, in its consolidated financial statements, the effect of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company has no unrecognized tax positions at December 31, 2014 and December 31, 2015 that would affect its effective tax rate. The Company does not expect a significant change in the liability for unrecognized tax benefits in the next 12 months.

The Company regularly assesses its ability to realize its deferred tax assets. Assessing the realization of deferred tax assets requires significant management judgment. In determining whether its deferred tax assets are more likely than not realizable, the Company evaluated all available positive and negative evidence, and weighted the evidence based on its objectivity. Evidence the Company considered included:

•	Net Operating Losses (“NOL”) incurred from the Company’s inception to December 31, 2015;

•	Expiration of various federal and state tax attributes;

•	Reversals of existing temporary differences;

•	Composition and cumulative amounts of existing temporary differences; and

•	Forecasted profit before tax.

For the year ended December 31, 2015, the Company is in a pre-tax book income position. For the year ended December 31, 2015, the Company was in a cumulative pre-tax book loss position for the preceding three years. The Company has generated significant NOLs since inception, and as such, it has no U.S. loss carryback capacity. In addition, the Company has a history of expiring state NOLs. The Company scheduled out the future reversals of existing deferred tax assets and liabilities and concluded that these reversals did not generate sufficient future taxable income to offset the existing net operating losses. After consideration of the available evidence, both positive and negative, the Company has recorded a valuation allowance of $75.7 million as of December 31, 2015. This provision for income taxes results from a combination of the activities of the Company’s domestic and foreign subsidiaries.

For the years ended December 31, 2013, 2014 and 2015, the Company has recognized a tax expense (benefit) of $(3.6) million, $6.2 million and $11.3 million, respectively, in the consolidated statements of operations and comprehensive loss. The income tax expense for the year ended December 31, 2015 is primarily attributable to a provision for federal and state current income taxes of $2.5 million, foreign current tax expense of $1.7 million, federal and state deferred tax expense of $0.8 million and attributable to a $7.1 million increase in the valuation allowance, partially offset by a foreign deferred benefit of $0.8 million related to the reductions of deferred liabilities created in purchase accounting.

The income tax expense for the year ended December 31, 2014 was primarily attributable to a provision for foreign taxes of $1.8 million, U.S. alternative minimum taxes of $0.5 million and $0.2 million of state taxes. The remaining balance of $3.6 million for the year ended December 31, 2014 was primarily attributable to an increase in U.S. deferred tax liabilities due to the differences in the accounting treatment of goodwill under U.S.

GAAP and the tax accounting treatment for goodwill of $5.8 million of U.S. federal and state deferred taxes, partially offset by a foreign deferred benefit of $2.2 million related to the reductions of deferred liabilities created in purchase accounting.

As of December 31, 2015, the Company had NOL carry-forwards available to offset future U.S. federal taxable income of approximately $97.8 million and future state taxable income of approximately $111.2 million. These NOL carry-forwards expire on various dates through 2034. Approximately $1.6 million of the U.S. federal NOL carry-forwards and $0.7 million of the state NOL carry-forwards are from excess stock-based compensation, for which the benefit will be recorded to additional paid-in capital when recognized. As of December 31, 2015, the Company had NOL carry-forwards in foreign jurisdictions available to offset future foreign taxable income by approximately $27.4 million. The Company has loss carry-forwards in India totaling $2.9 million that expire in 2021. The Company also has loss carry-forwards in the United Kingdom, Israel and Singapore of $23.4 million, $0.9 million, and $0.2 million, respectively, which have an indefinite carry-forward period.

Utilization of the NOL carry-forwards may be subject to an annual limitation due to the ownership percentage change limitations under Section 382 of the Internal Revenue Code (“Section 382 limitation”). Ownership changes can limit the amount of net operating loss and other tax attributes that a company can use each year to offset future taxable income and taxes payable. In connection with a change in control in 2011 the Company was subject to Section 382 annual limitations of $77.1 million against the balance of NOL carry-forwards generated prior to the change in control in 2011. Through December 31, 2013 the Company accumulated the unused amount of Section 382 limitations in excess of the amount of NOL carry-forwards that were originally subject to limitation. Therefore, these unused NOL carry-forwards are available for future use to offset taxable income. The Company has completed an analysis of changes in its ownership from 2011, through its IPO, to December 31, 2013. The Company concluded that there was not a Section 382 ownership change during this period and therefore any NOLs generated through December 31, 2013, are not subject to any new Section 382 annual limitations on NOL carry-forwards. On November 20, 2014, the Company completed a follow-on offering of 13,000,000 shares of common stock. The underwriters also exercised their overallotment option to purchase an additional 1,950,000 shares of common stock from the selling stockholders. The Company performed an analysis of the impact of this offering and determined that no Section 382 change in ownership had occurred.

On March 11, 2015, the Company closed a follow-on offering of its common stock, in which selling stockholders sold 12,000,000 shares of common stock at a public offering price of $19.00 per share. The underwriter also exercised its overallotment option to purchase an additional 1,800,000 shares of common stock from the selling stockholders. The Company is currently completing an analysis of its ownership changes from March 2015 through December 31, 2015, but does not believe the outcome of this analysis will result in an additional ownership change based on the information available at this time.

As a result, all unused NOL carry-forwards at December 31, 2015 are available for future use to offset taxable income.

Permanent Reinvestment of Foreign Earnings

The Company considers the operating earnings of its non-United States subsidiaries to be indefinitely invested outside the United States under ASC 740-30 based on estimates that future and domestic cash generation will be sufficient to meet future domestic cash needs. The Company has three cumulatively profitable foreign jurisdictions, Brazil, India and U.A.E., which have generated approximately $7.3 million of profits outside of the United States. If the Company were to repatriate these cumulative profits, there would be sufficient United States net operating losses to offset the tax impact of the repatriation. If the Company decides to repatriate foreign earnings, the Company would have to adjust the income tax provision in the period it determines that the earnings will no longer be indefinitely vested outside the United States. In 2015, the Company provided taxes for royalty fees paid to its U.A.E. subsidiary as Subpart F income subject to taxation under the U.S. Internal Revenue Code.

Except for Subpart F income, the Company has not provided taxes for the remaining $7.3 million of undistributed earnings of its foreign subsidiaries because we plan to keep these amounts permanently reinvested overseas except for instances where we can remit such earnings to the U.S. without an associated net tax cost. If the Company decides to repatriate the foreign earnings, it would need to adjust its income tax provision in the period it determines that the earnings will no longer be indefinitely invested outside the United States. Due to the timing and circumstances of repatriation of such earnings, if any, it is not practicable to determine the unrecognized deferred tax liability relating to such amounts.

15. Severance and Other Exit Costs

In connection with acquisitions, the Company may evaluate its data center, sales and marketing, support and engineering operations and the general and administrative function in an effort to eliminate redundant costs. As a result, the Company may incur charges for employee severance, exiting facilities and restructuring data center commitments and other related costs.

During the year ended December 31, 2014, the Company implemented plans to further integrate and consolidate its data center, support and engineering operations, resulting in severance and facility exit costs. The severance charges were associated with eliminating approximately 90 positions across primarily support, engineering operations and sales and marketing. The Company incurred severance costs of $2.3 million in the year ended December 31, 2014 related to these restructuring activities. The employee-related charges associated with these restructurings were completed during the year ended December 31, 2014. As of December 31, 2015, the Company did not have any remaining accrued employee-severance related to these severance costs.

The Company had incurred facility costs associated with closing offices in Redwood City, California and Englewood, Colorado. At the time of closing these offices, the Company had remaining lease obligations of approximately $3.0 million for these vacated facilities through March 31, 2018. The Company recorded a facilities charge for these future lease payments, less expected sublease income, of $2.1 million during the year ended December 31, 2014. During the year ended December 31, 2015, the Company recorded an adjustment of $0.6 million as a result of entering an agreement for an early buyout of the lease agreement for the Englewood, Colorado facility.

The following table provides a summary of the activity for the year ended December 31, 2015 related to the Company’s facilities exit costs accrual:

Facilities
(in thousands)
Balance at December 31, 2014	$1,855
Cash paid	(911)
Sublease income	104
Adjustments	(569)

Balance at December 31, 2015	$479

During the year ended December 31, 2015, the Company implemented plans to enhance operational efficiencies across the business, resulting in severance costs (the “2015 Restructuring Plan”). The severance charges were associated with eliminating approximately 67 positions across the business. The Company incurred severance costs of $2.1 million during the year ended December 31, 2015 related to these restructuring activities. The Company completed employee-related charges associated with these restructurings during the year ended December 31, 2015. The Company has paid $0.9 million of severance costs during the year ended December 31, 2015 and accrued a severance liability of $1.2 million as of December 31, 2015. The Company expects payments to be completed during the year ended December 31, 2016 related to the 2015 Restructuring Plan.

The following table provides a summary of the activity for the year ended December 31, 2015 related to the Company’s 2015 Restructuring Plan severance accrual:

2015 Plan Employee Severance
(in thousands)
Balance at December 31, 2014	$—
Severance charges	2,058
Cash paid	(857)

Balance at December 31, 2015	$1,201

The following table presents severance charges recorded in the consolidated statement of operations and comprehensive loss for the periods presented:

	For the Year Ended December 31,
	2014	2015
	(in thousands)
Cost of revenue	$517	$524
Sales and marketing	301	555
Engineering and development	960	636
General and administrative	542	343

Total severance charges	$2,320	$2,058

16. Commitments and Contingencies

Operating Leases

The Company has operating lease commitments for certain facilities and equipment that expire on various dates through 2026. The following table outlines future minimum annual rental payments under these leases at December 31, 2015:

Year Ending December 31,	Amount
(in thousands)
2016	$9,247
2017	10,379
2018	8,601
2019	8,892
2020	8,663
Thereafter	26,172

Total minimum lease payments	$71,954

Total net rent expense incurred under non-cancellable operating leases for the years ended December 31, 2013, 2014 and 2015, were $8.9 million, $9.8 million and $8.2 million, respectively. Total sublease income for the year ended December 31, 2015 was $0.2 million.

Contingencies

From time to time, the Company is involved in legal proceedings or subject to claims arising in the ordinary course of its business. The Company is not presently a party to any legal proceedings that in the opinion of management, if determined adversely to the Company, would have a material adverse effect on its business, financial condition, operating results or cash flow. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors.

On May 4, 2015, Christopher Machado, a purported holder of the Company’s stock, filed a civil action in the United States District Court for the District of Massachusetts against the Company and its chief executive officer and former chief financial officer, Machado v. Endurance International Group Holdings, Inc., et al, Civil Action No. 1:15-cv-11775-GAO. The plaintiff filed an amended complaint on December 8, 2015 and the plaintiff has recently been given leave to file a second amended the complaint, which will supersede the current complaint.

The Company received a subpoena dated December 10, 2015 from the Boston Regional Office of the SEC, requiring the production of certain documents, including, among other things, documents related to our financial reporting, including operating and non-GAAP metrics, refund, sales and marketing practices and transactions with related parties. The Company is fully cooperating with the SEC’s investigation, which is still in its preliminary stages. The Company can make no assurances as to the time or resources that will need to be devoted to this investigation or the final outcome, or the impact, if any, of this investigation on its business, financial condition, results of operations and cash flows.

Constant Contact

On October 30, 2015, the Company entered into a definitive agreement pursuant to which it agreed to acquire all of the outstanding shares of common stock of Constant Contact. The acquisition closed on February 9, 2016. Constant Contact contingencies are noted below.

On December 10, 2015, Constant Contact received a subpoena from the Boston Regional Office of the SEC, requiring the production of documents pertaining to Constant Contact’s sales, marketing, and customer retention practices, and periodic public disclosure of financial and operating metrics. The Company is fully cooperating with the SEC’s investigation. The Company can make no assurances as to the time or resources that will need to be devoted to this investigation or its final outcome, or the impact, if any, of this investigation or any related legal or regulatory proceedings on the Company’s business, financial condition, results of operations and cash flows.

On August 7, 2015, a purported class action lawsuit, William McGee v. Constant Contact, Inc., et al, was filed in the United States District Court for the District of Massachusetts against Constant Contact and two of its former officers. The lawsuit asserts claims under Sections 10(b) and 20(a) of the Exchange Act, and is premised on allegedly false and/or misleading statements, and non-disclosure of material facts, regarding Constant Contact’s business, operations, prospects and performance during the proposed class period of October 23, 2014 to July 23, 2015. This litigation is in its very early stages. The Company and the individual defendants intend to vigorously defend all claims asserted. The Company cannot, however, make any assurances as to the outcome of this proceeding.

In September 2012, RPost Holdings, Inc., RPost Communications Limited and RMail Limited, or collectively, RPost, filed a complaint in the United States District Court for the Eastern District of Texas that named Constant Contact as a defendant in a lawsuit. The complaint alleged that certain elements of Constant Contact’s email marketing technology infringe five patents held by RPost. RPost seeks an award for damages in an unspecified amount and injunctive relief. In February 2013, RPost amended its complaint to name five of Constant Contact’s marketing partners as defendants. Under Constant Contact’s contractual agreements with these marketing partners, it is obligated to indemnify them for claims related to patent infringement. Constant Contact filed a motion to sever and stay the claims against its partners and multiple motions to dismiss the claims against it. In January 2014, the case was stayed pending the resolution of certain state court and bankruptcy actions involving RPost, to which Constant Contact is not a party. The stay was extended by agreement of the parties in December 2014. This litigation is in its very early stages. The Company believes it has meritorious defenses to any claim of infringement and intends to defend against the lawsuit vigorously.

On December 11, 2015, a putative class action lawsuit relating to the Constant Contact acquisition, captioned Irfan Chawdry, Individually and On Behalf of All Others Similarly Situated v. Gail Goodman, et al.

Case No. 11797, or the Chawdry Complaint, and on December 21, 2015, a putative class action lawsuit relating to the acquisition captioned David V. Myers, Individually and On Behalf of All Others Similarly Situated v. Gail Goodman, et al. Case No. 11828, or the Myers Complaint (together with the Chawdry Complaint, the Complaints) filed in the Court of Chancery of the State of Delaware naming Constant Contact, each of Constant Contact’s directors, Endurance and Paintbrush Acquisition Corporation as defendants. The Complaints generally allege, among other things, that in connection with the acquisition the directors of Constant Contact breached their fiduciary duties owed to the stockholders of Constant Contact by agreeing to sell Constant Contact for purportedly inadequate consideration, engaging in a flawed sales process, omitting material information necessary for stockholders to make an informed vote, and agreeing to a number of purportedly preclusive deal protection devices. The Complaints seek, among other things, to rescind the acquisition, as well as award of plaintiffs’ attorneys’ fees and costs in the action. The defendants have not yet answered or otherwise responded to either of these Complaints. The defendants believe the claims asserted in the Complaints are without merit and intend to defend against these lawsuits vigorously.

17. Employee Benefit Plans

The Company has a defined contribution plan established under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”), which covers substantially all employees. Employees are eligible to participate in the 401(k) Plan beginning on the first day of the month following commencement of their employment. The 401(k) Plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to the statutorily prescribed limit, equal to $18,000 in 2015, and have the amount of the reduction contributed to the 401(k) Plan. Beginning January 1, 2013, the Company matched 100% of each participant’s annual contribution to the 401(k) plan up to 3% of the participant’s salary and then 50% of each participant’s contribution up to 2% of each participant’s salary. The match immediately vests 100%. Matching contributions by the Company to the 401(k) Plan related to the 2013, 2014 and 2015 plan years were approximately $1.2 million, $2.2 million and $2.5 million, respectively.

In connection with an acquisition in 2011, the Company assumed a defined contribution plan established under Section 401(k) of the Internal Revenue Code (the “Dotster 401(k) Plan”), in which employees were eligible to participate upon the date of hire. Under the Dotster 401(k) Plan, the Company matched 100% of each participant’s annual contribution to the Dotster 401(k) Plan up to 3% of each participant’s salary and then 50% of each participant’s annual contribution to the Dotster 401(k) Plan up to 2% of each participant’s salary. The match immediately vested 100%. A matching contribution by the Company related to the 2013 plan year in the amount of $0.4 million was made to the Dotster 401(k) Plan. The Dotster 401(k) plan merged with the Company’s 401(k) plan during the year ended December 31, 2014.

In connection with the HostGator acquisition in 2012, the Company assumed a defined contribution plan established under Section 401(k) of the Internal Revenue Code (the “HostGator 401(k) Plan”), in which employees were eligible to participate on the date of hire. Under the HostGator 401(k) Plan, the Company matched 25% of each participant’s annual contribution up to 4% of each participant’s salary, vesting 100% after three years of service. A matching contribution by the Company related to the 2013 plan year in the amount of $0.1 million was made to the HostGator 401(k) Plan. The HostGator 401(k) plan merged with the Company’s 401(k) plan during the year ended December 31, 2014.

18. Related Party Transactions

The Company has various agreements in place with related parties. Below are details of related party transactions that occurred during the years ended December 31, 2013, 2014 and 2015.

Tregaron:

The Company has contracts with Tregaron India Holdings, LLC and its affiliates, including Diya Systems (Mangalore) Private Limited, Glowtouch Technologies Pvt. Ltd. and Touchweb Designs, LLC, (collectively,

“Tregaron”), for outsourced services, including email- and chat-based customer and technical support, network monitoring, engineering and development support and web design and web building services. These entities are owned directly or indirectly by family members of the Company’s chief executive officer, who is also a director and stockholder of the Company.

During 2013 the Company expanded the services provided by Tregaron under the agreements to include support of a newly formed entity in India related to our acquisition of HostGator India. The Company inadvertently excluded the support of this Indian entity from its related party disclosures for 2013. The amount previously reported as expense for the Tregaron services for the year ended December 31, 2013 was $7.3 million, which is revised in providing prior period comparative amounts in the footnotes to the consolidated financial statements for the year ended December 31, 2015 to $8.6 million.

In addition, the Company has revised amounts reported in the related party disclosures for the quarterly periods during 2014. The full year amounts for Tregaron for 2014 were correctly reported. The following table includes the revised amounts of related party transactions recorded in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2013, 2014 and 2015 relating to services provided by Tregaron and its affiliates under these agreements:

	For the Year Ended December 31,
	2013	2013	2014	2014
	As Reported	As Revised	As Reported	As Revised	2015
	(in thousands)
Cost of revenue	$5,200	$5,900	$7,400	$7,300	$10,200
Sales and marketing	300	300	600	500	700
Engineering and development	900	1,600	1,700	1,700	1,100
General and administrative	900	800	700	900	300

Total related party transaction expense	$7,300	$8,600	$10,400	$10,400	$12,300

The amounts reflected in the consolidated statement of operations and comprehensive loss, consolidated balance sheet and consolidated statement of cash flows for the Tregaron services for all periods during 2013, 2014 and 2015 were correctly reflected and do not require revision.

As of December 31, 2014, and 2015 approximately $1.4 million and $1.9 million, respectively, was included in accounts payable and accrued expense relating to services provided by Tregaron.

Innovative Business Services, LLC:

The Company also has agreements with Innovative Business Services, LLC, (“IBS”), which provides multi-layered third-party security applications that are sold by the Company. IBS is indirectly majority owned by the Company’s chief executive officer and a director of the Company, each of whom are also stockholders of the Company. During the year ended December 31, 2014, the Company’s principal agreement with this entity was amended which resulted in the accounting treatment of expenses being recorded against revenue.

During 2013 the Company expanded the services provided by IBS under the agreements across all of its entities. The Company inadvertently excluded the expenses related to the expanded relationship with IBS from related party disclosures for 2013 and 2014. For the year ended December 31, 2013, the Company previously reported cost of services related to the IBS services of $3.0 million, which is revised to $3.9 million in providing prior period comparative amounts in the footnote to the consolidated financial statements for the year ended December 31, 2015.

In addition, the Company has revised amounts reported in certain quarterly periods and the annual period during 2014. The following table includes the revised amounts of related party transactions recorded in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2013, 2014 and 2015 relating to services provided by IBS under these agreements:

	For the Year Ended December 31,
	2013	2013	2014	2014
	As Reported	As Revised	As Reported	As Revised	2015
	(in thousands)
Revenue	$—	$(100)	$—	$(400)	$(1,300)
Revenue (contra)	—	—	600	600	7,000

Total related party transaction impact to revenue	$—	$(100)	$600	$200	$5,700

Cost of revenue	3,000	4,000	4,800	4,600	600

Total related party transaction expense, net	$3,000	$3,900	$5,400	$4,800	$6,300

For the year ended December 31, 2014, the Company previously reported net expenses related to the IBS services of $5.4 million, which is revised to $4.8 million, in providing prior period comparative amounts in the footnotes to the consolidated financial statements for the year ended December 31, 2015.

The amounts reflected in the consolidated statement of operations and comprehensive loss, consolidated balance sheet and consolidated statement of cash flows for the IBS services for all periods during 2013 and 2014 were correctly reflected and do not require revision.

As of December 31, 2014 and 2015, approximately $0.2 million and $0.2 million, respectively, was included in prepaid expenses and other current assets relating to the Company’s agreements with IBS.

As of December 31, 2014 and 2015, approximately $0.9 million and $1.1 million, respectively was included in accounts payable and accrued expense relating to the Company’s agreements with IBS.

As of December 31, 2014 and 2015, approximately $0.1 million and $0.3 million, respectively, was included in accounts receivable relating to the Company’s agreements with IBS.

The Company entered into a three-year interest rate cap on December 9, 2015 with a subsidiary of Goldman Sachs. Goldman Sachs is a significant shareholder of the Company. For more detail refer to Note 5 in the consolidated financial statements.

19. Supplemental guarantor financial information

In February 2016, EIG Investors Corp., a wholly-owned subsidiary of the Company (the “Issuer”), issued $350.0 million aggregate principal amount of its 10.875% Senior Notes due 2024 (the “Original Notes”) (refer to Note 9 in the consolidated financial statements), which it expects to exchange for new 10.875% Senior Notes due 2024 (the “Exchange Notes” and together with the Original Notes, collectively, the “Notes”) pursuant to a registration statement on Form S-4. The Notes are, or will be, fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Company, and the following wholly-owned subsidiaries: The Endurance International Group, Inc., Bluehost Inc., FastDomain Inc., Domain Name Holding Company, Inc., Endurance International Group – West, Inc., HostGator.com LLC and A Small Orange, LLC (collectively, the “Subsidiary Guarantors”), subject to certain customary guarantor release conditions. The Company’s other domestic subsidiaries and its foreign subsidiaries (collectively, the “Non-Guarantor Subsidiaries”) have not guaranteed the Notes.

The following tables present supplemental condensed consolidating balance sheet information of the Company (“Parent”), the Issuer, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries as of December 31, 2014 and December 31, 2015, and supplemental condensed consolidating results of operations and cash flow information for each of the years ended December 31, 2013, 2014 and 2015.

Condensed Consolidating Balance Sheets

December 31, 2014

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Current assets:
Cash and cash equivalents	$1	$4,347	$18,702	$9,329	$—	$32,379
Restricted cash	—	—	904	421	—	1,325
Accounts receivable	—	—	7,245	2,956	—	10,201
Prepaid domain name registry fees	—	—	27,943	21,662	—	49,605
Prepaid expenses & other current assets	1	14,022	7,438	6,239	(566)	27,134

Total current assets	2	18,369	62,232	40,607	(566)	120,644
Intercompany receivables, net	26,877	29,635	55,855	(112,367)	—	—
Property and equipment, net	—	—	55,191	1,646	—	56,837
Goodwill	—	—	969,055	135,968	—	1,105,023
Other intangible assets, net	—	—	365,735	44,603	—	410,338
Investment in subsidiaries	147,616	1,190,590	32,902	—	(1,371,108)	—
Other assets	—	—	49,615	3,186	—	52,801

Total assets	$174,495	$1,238,594	$1,590,585	$113,643	$(1,371,674)	$1,745,643

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$—	$—	$6,565	$2,395	$—	$8,960
Accrued expenses and other current liabilities	—	4,503	31,833	12,863	(566)	48,633
Deferred revenue	—	—	207,722	51,845	—	259,567
Current portion of notes payable	—	—	60,500	—	—	60,500
Current portion of capital lease obligations	—	—	3,793	—	—	3,793
Deferred consideration, short-term	—	—	13,437	480	—	13,917

Total current liabilities	—	4,503	323,850	67,583	(566)	395,370
Deferred revenue, long-term	—	—	58,325	7,525	—	65,850
Notes payable	—	1,086,475	(60,500)	—	—	1,025,975
Capital lease obligations	—	—	—	4,302	—	4,302
Deferred consideration	—	—	9,352	1,370	—	10,722
Other long-term liabilities	—	—	38,425	(40)	—	38,385

Total liabilities	—	1,090,978	369,452	80,740	(566)	1,540,604
Redeemable non-controlling interest	—	—	30,543	—	—	30,543
Equity	174,495	147,616	1,190,590	32,903	(1,371,108)	174,496

Total liabilities and equity	$174,495	$1,238,594	$1,590,585	$113,643	$(1,371,674)	$1,745,643

Condensed Consolidating Balance Sheets

December 31, 2015

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Current assets:
Cash and cash equivalents	$12	$67	$21,286	$11,665	$—	$33,030
Restricted cash	—	—	973	75	—	1,048
Accounts receivable	—	—	7,120	4,920	—	12,040
Prepaid domain name registry fees	—	—	29,250	26,878	(335)	55,793
Prepaid expenses & other current assets	—	62	9,722	8,263	(2,372)	15,675

Total current assets	12	129	68,351	51,801	(2,707)	117,586
Intercompany receivables, net	29,092	(10,324)	91,938	(110,706)	—	—
Property and equipment, net	—	—	66,011	9,751	—	75,762
Goodwill	—	—	1,072,838	134,417	—	1,207,255
Other intangible assets, net	—	—	328,922	30,864	—	359,786
Investment in subsidiaries	150,164	1,260,399	38,819	—	(1,449,382)	—
Other assets	—	3,130	34,151	4,830	—	42,111

Total assets	$179,268	$1,253,334	$1,701,030	$120,957	$(1,452,089)	$1,802,500

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$—	$3,769	$7,269	$1,242	$—	$12,280
Accrued expenses and other current liabilities	—	7,016	38,092	12,106	(2,372)	54,842
Deferred revenue	—	—	230,396	56,290	(741)	285,945
Current portion of notes payable	—	—	77,500	—	—	77,500
Current portion of capital lease obligations	—	—	5,866	—	—	5,866
Deferred consideration, short-term	—	—	50,840	648	—	51,488

Total current liabilities	—	10,785	409,963	70,286	(3,113)	487,921
Deferred revenue, long-term	—	—	71,982	7,700	—	79,682
Notes payable	—	1,092,385	(77,500)	—	—	1,014,885
Capital lease obligations	—	—	7,215	—	—	7,215
Deferred consideration	—	—	—	813	—	813
Other long-term liabilities	—	—	28,970	3,340	—	32,310

Total liabilities	—	1,103,170	440,630	82,139	(3,113)	1,622,826
Redeemable non-controlling interest	—	—	—	—	—	—
Equity	179,268	150,164	1,260,400	38,818	(1,448,976)	179,674

Total liabilities and equity	$179,268	$1,253,334	$1,701,030	$120,957	$(1,452,089)	$1,802,500

Condensed Consolidating Statements of Operations and Comprehensive Loss

Year Ended December 31, 2013

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$511,270	$9,026	$—	$520,296
Cost of revenue	—	—	343,852	6,251	—	350,103

Gross profit	—	—	167,418	2,775	—	170,193

Operating expense:
Sales & marketing	—	—	113,999	3,690	—	117,689
Engineering and development	—	—	22,598	607	—	23,205
General and administrative	—	957	89,306	2,084	—	92,347

Total operating expense	—	957	225,903	6,381	—	233,241

Income (loss) from operations	—	(957)	(58,485)	(3,606)	—	(63,048)
Interest expense, net	—	96,414	1,930	(17)	—	98,327

Income (loss) before income taxes and equity earnings of unconsolidated entities	—	(97,371)	(60,415)	(3,589)	—	(161,375)
Income tax expense (benefit)	—	(4,511)	837	78	—	(3,596)

Loss before equity earnings of unconsolidated entities	—	(92,860)	(61,252)	(3,667)	—	(157,779)
Equity loss of unconsolidated entities, net of tax	159,187	66,328	5,734	—	(229,182)	2,067

Net loss	(159,187)	(159,188)	(66,986)	(3,667)	229,182	(159,846)
Net loss attributable to non-controlling interest	—	—	(659)	—	—	(659)

Net loss attributable to Endurance	$(159,187)	$(159,188)	$(66,327)	$(3,667)	$229,182	$(159,187)

Comprehensive loss
Foreign currency translation adjustments	—	—	—	(55)	—	(55)

Total comprehensive loss	$(159,187)	$(159,188)	$(66,327)	$(3,722)	$229,182	$(159,242)

Condensed Statements of Operations and Comprehensive Loss

Year Ended December 31, 2014

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$559,434	$70,990	$(579)	$629,845
Cost of revenue	—	—	327,225	54,500	(237)	381,488

Gross profit	—	—	232,209	16,490	(342)	248,357

Operating expense:
Sales & marketing	—	—	114,367	32,607	(177)	146,797
Engineering and development	—	—	16,805	2,744	—	19,549
General and administrative	—	232	61,291	8,010	—	69,533

Total operating expense	—	232	192,463	43,361	(177)	235,879

Income (loss) from operations	—	(232)	39,746	(26,871)	(165)	12,478
Interest expense, net	—	56,330	829	(76)	—	57,083

Income (loss) before income taxes and equity earnings of unconsolidated entities	—	(56,562)	38,917	(26,795)	(165)	(44,605)
Income tax expense (benefit)	—	6,163	613	(590)	—	6,186

Loss before equity earnings of unconsolidated entities	—	(62,725)	38,304	(26,205)	(165)	(50,791)
Equity loss of unconsolidated entities, net of tax	42,835	(19,890)	26,500	—	(49,384)	61

Net loss	(42,835)	(42,835)	11,804	(26,205)	49,219	(50,852)
Net loss attributable to non-controlling interest	—	—	(8,017)	—	—	(8,017)

Net loss attributable to Endurance	$(42,835)	$(42,835)	$19,821	$(26,205)	$49,219	$(42,835)

Comprehensive loss
Foreign currency translation adjustments	—	—	—	(462)	—	(462)

Total comprehensive loss	$(42,835)	$(42,835)	$19,821	$(26,667)	$49,219	$(43,297)

Condensed Consolidating Statements of Operations and Comprehensive Loss

Year Ended December 31, 2015

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$628,266	$113,766	$(717)	$741,315
Cost of revenue	—	—	349,059	77,177	(1,201)	425,035

Gross profit	—	—	279,207	36,589	484	316,280

Operating expense:
Sales & marketing	—	—	120,637	24,815	(33)	145,419
Engineering and development	—	—	23,019	3,688	—	26,707
General and administrative	—	177	80,548	10,132	111	90,968

Total operating expense	—	177	224,204	38,635	78	263,094

Income (loss) from operations	—	(177)	55,003	(2,046)	406	53,186
Interest expense and other income, net	—	56,843	(3,554)	(315)	—	52,974

Income (loss) before income taxes and equity earnings of unconsolidated entities	—	(57,020)	58,557	(1,731)	406	212
Income tax expense (benefit)	—	10,320	331	691	—	11,342

Loss before equity earnings of unconsolidated entities	—	(67,340)	58,226	(2,422)	406	(11,130)
Equity loss of unconsolidated entities, net of tax	26,176	(41,164)	17,063	—	12,565	14,640

Net loss	(26,176)	(26,176)	41,163	(2,422)	(12,159)	(25,770)
Net loss attributable to non-controlling interest	—	—	—	—	—	—

Net loss attributable to Endurance	$(26,176)	$(26,176)	$41,163	$(2,422)	$(12,159)	$(25,770)

Comprehensive loss
Foreign currency translation adjustments	—	—	—	(1,281)	—	(1,281)
Unrealized gain on cash flow hedge	—	80	—	—	—	80

Total comprehensive loss	$(26,176)	$(26,096)	$41,163	$(3,703)	$(12,159)	$(26,971)

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2013

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$(97,851)	$129,007	$1,460	$—	$32,616

Cash flows from investing activities:
Businesses acquired in purchase transaction, net of cash acquired	—	—	(31,274)	(7,385)	—	(38,659)
Purchases of property and equipment	—	—	(33,403)	(120)	—	(33,523)
Proceeds from sale of property and equipment	—	—	54	—	—	54
Proceeds from sale of assets	—	—	23	—	—	23
Purchases of intangible assets	—	—	(751)	—	—	(751)
Net (deposits) and withdrawals of principal balances in restricted cash accounts	—	—	(220)	(11)	—	(231)

Net cash used in investing activities	—	—	(65,571)	(7,516)	—	(73,087)

Cash flows from financing activities:
Proceeds from issuance of notes payable and draws on revolver	—	1,202,000	—	—	—	1,202,000
Repayment of notes payable and revolver	—	(1,284,625)	—	—	—	(1,284,625)
Payment of financing costs	—	(12,552)	—	—	—	(12,552)
Payment of deferred consideration	—	—	(53,272)	(2,363)	—	(55,635)
Proceeds from issuance of common stock	252,612	—	—	—	—	252,612
Issuance costs of common stock	(17,512)	—	—	—	—	(17,512)
Intercompany advances and investments	(235,099)	228,363	(4,758)	11,494	—	—

Net cash provided by (used in) financing activities	1	133,186	(58,030)	9,131	—	84,288

Net effect of exchange rate on cash and cash equivalents	—	—	—	(247)	—	(247)

Net increase (decrease) in cash and cash equivalents	1	35,335	5,406	2,828	—	43,570
Cash and cash equivalents:
Beginning of period	—	544	19,636	3,065	—	23,245

End of period	$1	$35,879	$25,042	$5,893	$—	$66,815

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2014

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(1)	$(63,853)	$215,212	$(8,465)	$—	$142,893

Cash flows from investing activities:
Businesses acquired in purchase transaction, net of cash acquired	—	—	(69,578)	(24,120)	—	(93,698)
Purchases of property and equipment	—	—	(22,850)	(1,054)	—	(23,904)
Cash paid for minority investments	—	—	(34,140)	—	—	(34,140)
Proceeds from sale of property and equipment	—	—	39	55	—	94
Proceeds from sale of assets	—	—	100	—	—	100
Purchases of intangible assets	—	—	(200)	—	—	(200)
Net (deposits) and withdrawals of principal balances in restricted cash accounts	—	—	191	242	—	433

Net cash used in investing activities	—	—	(126,438)	(24,877)	—	(151,315)

Cash flows from financing activities:
Proceeds from issuance of notes payable and draws on revolver	—	150,000	—	—	—	150,000
Repayment of notes payable and revolver	—	(110,500)	—	—	—	(110,500)
Payment of financing costs	—	(53)	—	—	—	(53)
Payment of deferred consideration	—	—	(41,244)	(57,074)	—	(98,318)
Payment of redeemable non-controlling interest liability	—	—	(4,190)	—	—	(4,190)
Principal payments on capital lease obligations	—	—	(3,608)	—	—	(3,608)
Proceeds from exercise of stock options	137	—	—	—	—	137
Proceeds from issuance of common stock	43,500	—	—	—	—	43,500
Issuance costs of common stock	(2,904)	—	—	—	—	(2,904)
Intercompany advances and investments	(40,731)	(7,126)	(46,073)	93,930	—	—

Net cash provided by (used in) financing activities	2	32,321	(95,115)	36,856	—	(25,936)

Net effect of exchange rate on cash and cash equivalents	—	—	—	(78)	—	(78)

Net increase (decrease) in cash and cash equivalents	1	(31,532)	(6,341)	3,436	—	(34,436)
Cash and cash equivalents:
Beginning of period	—	35,879	25,043	5,893	—	66,815

End of period	$1	$4,347	$18,702	$9,329	$—	$32,379

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2015

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$2	$(50,147)	$220,468	$6,905	$—	$177,228

Cash flows from investing activities:
Businesses acquired in purchase transaction, net of cash acquired	—	—	(92,376)	(5,419)	—	(97,795)
Purchases of property and equipment	—	—	(28,058)	(3,185)	—	(31,243)
Cash paid for minority investments	—	—	(8,475)	—	—	(8,475)
Proceeds from sale of property and equipment	—	—	51	42	—	93
Proceeds from note receivable	—	—	3,454	—	—	3,454
Proceeds from sale of assets	—	—	191	—	—	191
Purchases of intangible assets	—	—	(76)	—	—	(76)
Net (deposits) and withdrawals of principal balances in restricted cash accounts	—	—	(296)	346	—	50

Net cash used in investing activities	—	—	(125,585)	(8,216)	—	(133,801)

Cash flows from financing activities:
Proceeds from issuance of notes payable and draws on revolver	—	147,000	—	—	—	147,000
Repayment of notes payable and revolver	—	(140,500)	—	—	—	(140,500)
Payment of deferred consideration	—	—	(14,503)	(488)	—	(14,991)
Payment of redeemable non-controlling interest liability	—	—	(30,543)	—	—	(30,543)
Principal payments on capital lease obligations	—	—	(4,822)	—	—	(4,822)
Proceeds from exercise of stock options	2,224	—	—	—	—	2,224
Intercompany advances and investments	(2,215)	39,367	(42,431)	5,279	—	—

Net cash provided by (used in) financing activities	9	45,867	(92,299)	4,791	—	(41,632)

Net effect of exchange rate on cash and cash equivalents	—	—	—	(1,144)	—	(1,144)

Net increase (decrease) in cash and cash equivalents	11	(4,280)	2,584	2,336	—	651
Cash and cash equivalents:
Beginning of period	1	4,347	18,702	9,329	—	32,379

End of period	$12	$67	$21,286	$11,665	$—	$33,030

20. Subsequent Events

With respect to the consolidated financial statements as of and for the year ended December 31, 2015, the Company performed an evaluation of subsequent events through the date of this filing.

On January 6, 2016, the Company exercised an option to increase its stake in WZ UK Ltd., a provider of technology and sales marketing services associated with web builder solutions, from 49% to 57.5%, in exchange for a payment of approximately $2.1 million to the other shareholders of WZ UK Ltd. After certain performance milestones are met, the Company has an option to purchase, and the other shareholders of WZ UK Ltd. have an option to sell to the Company within three years, the remaining shares of WZ UK Ltd. at a per-share price to be determined based on a multiple of revenue.

On October 30, 2015, the Company entered into a definitive agreement pursuant to which it agreed to acquire all of the outstanding shares of common stock of Constant Contact for $32.00 per share in cash, for a total purchase price of approximately $1.1 billion. Constant Contact is a leading provider of online marketing tools that are designed for small organizations, including small businesses, associations and non-profits. The acquisition closed on February 9, 2016.

The purchase price of $1.1 billion is being allocated on a preliminary basis to intangible assets consisting of subscriber relationships, developed technology and trade names of $267.0 million, $88.0 million and $36.0 million, respectively, goodwill of $556.6 million, property and equipment of $32.0 million, working capital of $172.0 million and other assets of $0.3 million, offset by deferred revenue of $39.8 million.

In connection with and concurrently with the acquisition, the Company entered into a $735.0 million incremental first lien term loan facility and a $165.0 million revolving credit facility (which replaced its existing $125.0 million revolving credit facility) and issued $350.0 million of 10.875% senior notes due 2024.

The following unaudited information is as if the Constant Contact acquisition was as of January 1, 2014. The unaudited pro forma results are not necessarily indicative of the actual results that would have occurred had the transaction actually taken place at the beginning of the period indicated. Unaudited pro forma revenue for the years ended December 31, 2014 and 2015 is $960.9 million and $1,105.3 million, respectively. Unaudited pro forma net loss for the years ended December 31, 2014 and 2015 is $135.0 million and $113.0 million, respectively. The unaudited pro forma net loss includes adjustments for additional interest expense related to the debt incurred in connection with the acquisition of Constant Contact.

21. Geographic and Other Information

Revenue, classified by the major geographic areas in which our customers are located, was as follows:

	Year Ended December 31,
	2013	2014	2015
	(in thousands)
United States	$359,889	$409,765	$465,446
International	160,407	220,080	275,869

Total	$520,296	$629,845	$741,315

The following table presents the amount of tangible long-lived assets by geographic area:

	2014	2015
	(in thousands)
United States	$55,191	$72,025
International	1,646	3,737

Total	$56,837	$75,762

The Company’s revenues are generated primarily from products and services delivered on a subscription basis, which include web hosting, domains, website builders, search engine marketing and other similar services. The Company also generates non-subscription revenues through domain monetization and marketing development funds. Non-subscription revenues increased from $28.3 million, or 4% of total revenue for the year ended December 31, 2014 to $52.6 million, or 7% of revenue for the year ended December 31, 2015. The increase in non-subscription revenues is primarily due to the acquisitions of Directi and BuyDomains.

22. Quarterly Financial Data (unaudited)

The following table presents the Company’s unaudited quarterly financial data:

	For the three months ended
	March 31, 2014	June 30, 2014	Sept. 30, 2014	Dec. 31, 2014	March 31, 2015	June 30, 2015	Sept. 30, 2015	Dec. 31, 2015
	(in thousands, except per share data)
Revenue	$145,750	$151,992	$160,167	$171,936	$177,318	$182,431	$188,523	$193,043
Gross profit	$56,559	$59,381	$62,751	$69,666	$76,344	$77,494	$77,750	$84,692
Income (loss) from operations	$(5,499)	$(1,085)	$5,254	$13,808	$17,199	$12,548	$9,113	$14,326
Net income (loss) attributable to Endurance International Group Holdings, Inc.	$(19,285)	$(13,448)	$(7,898)	$(2,204)	$884	$(2,071)	$(15,351)	$(9,232)

Basic and diluted net income (loss) per share attributable to Endurance International Group Holdings, Inc.	$(0.15)	$(0.11)	$(0.06)	$(0.02)	$0.01	$(0.02)	$(0.12)	$(0.07)